UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14A
(RULE 14a-101)

________________________________

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

MAJESCO

(Name of Registrant as Specified In Its Charter)

_____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MAJESCO
412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON september 9, 2019

To the Shareholders of Majesco:

The 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) of Majesco, a California corporation (the “Company,” “we,” “us,” or “our”), will be held on Monday September 9, 2019, at 11:00 a.m. (Eastern Time) at the principal executive offices of the Company located at 412 Mt. Kemble Ave., Suite 110C, Morristown, NJ 07960, for the following purposes:

1.      To elect members of the board directors to serve for a one-year term to expire at the 2020 annual meeting of shareholders;

2.      To ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

3.      To transact such other business as may properly be brought before the 2019 Annual Meeting or any adjournment or postponement thereof.

Our Board unanimously recommends that you vote “FOR” the election of our Board’s director nominees (Proposal 1), and “FOR” the proposal to ratify BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal 2).

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about July 29, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record on our books at the close of business on July 12, 2019, the record date for the 2019 Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a shareholder of record, you may vote in one of the following ways:

•        Vote over the Internet, by going to www.voteproxy.com (have your Notice or proxy card in hand when you access the website);

•        Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•        Vote in person at the 2019 Annual Meeting.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the 2019 Annual Meeting in person, we urge you to take the time to vote your shares. This proxy statement and the form of proxy card will be electronically made available to shareholders on or about July 29, 2019.

By Order of the Board of Directors,
/s/ Ketan Mehta
Ketan Mehta
Chairman of the Board of Directors
Morristown, NJ
July 29, 2019

i

MAJESCO

412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 9, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING TO BE HELD ON MONDAY, SEPTEMBER 9, 2019

Copies of this proxy statement, the form of proxy card and the Annual Report on Form 10-K for the fiscal year ended March 31, 2019 (the “2019 Annual Report”) are available without charge at http://www.astproxyportal.com/ast/20143, by telephone at 888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers), or by notifying our Corporate Secretary, in writing, at Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960.

The board of directors (“Board”) of Majesco (“Company,” “we,” “us,” or “our”) is soliciting the enclosed proxy for use at its 2019 annual meeting of shareholders (the “2019 Annual Meeting”) to be held at the principal executive offices of the Company, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, on September 9, 2019 at 11:00 a.m. (Eastern Time).

On or about July 29, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2019 Annual Report, and view instructions on how to vote. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 and the Securities Exchange Act of 1934 as amended (the “Exchange Act”). As a result of being an emerging growth company, we are not required to (i) conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted or conduct votes seeking approval, on an advisory basis, of golden parachute payments not previously approved, or (ii) provide pay for performance, compensation ratio or a compensation discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period; and (iv) the last day of our fiscal year containing the fifth anniversary of the date on which shares of our common stock were first offered in connection with the completion of our merger with Cover-All Technologies Inc. on June 26, 2015.

FREQUENTLY ASKED QUESTIONS

The following questions and answers present important information pertaining to the 2019 Annual Meeting:

Q:     Why are we holding the 2019 Annual Meeting?

A:      As a matter of good corporate practice, and in compliance with applicable corporate law and the Nasdaq Stock Market Rules, we hold a meeting of shareholders annually. This year’s meeting will be held on September 9, 2019. There will be at least two items of business that must be voted on by our shareholders at the 2019 Annual Meeting, and our Board is seeking your proxy to vote on these items. This proxy statement contains important information about us and the matters that will be voted on at the 2019 Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Q:     Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:     In accordance with the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which we will begin mailing to our shareholders on or about July 29, 2019, will instruct you as to how you may access and review all of the proxy materials over the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:     Who is entitled to vote?

A:     Only shareholders of record as of the close of business on July 12, 2019 (the “Record Date”) will be entitled to notice of, and to vote at, the 2019 Annual Meeting. A list of shareholders eligible to vote at the 2019 Annual Meeting is available for inspection at any time up to the 2019 Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (973) 461-5200 to arrange a visit to our offices.

Q:     How many shares of common stock can vote?

A:     There were 42,934,765 shares of common stock issued and outstanding as of the close of business on the Record Date. Each shareholder entitled to vote at the 2019 Annual Meeting may cast one vote for each share of common stock owned by him, her or it which has voting power upon each matter considered at the 2019 Annual Meeting.

Q:     What may I vote on?

A:     You may vote on the following matters:

1.      the election of members of the Board to serve for a one-year term to expire at the 2020 annual meeting of shareholders;

2.      the ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

3.      any other business that may properly come before the 2019 Annual Meeting and any adjournment or postponement thereof.

Q:     Will any other business be presented for action by shareholders at the 2019 Annual Meeting?

A:     Management knows of no business that will be presented at the 2019 Annual Meeting other than Proposals 1 and 2. If any other matter properly comes before the 2019 Annual Meeting, the persons named as proxies in the proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment on the matter.

Q:     How does the Board recommend that I vote on each of the proposals?

A:     Our Board recommends a vote “FOR” the director nominees (Proposal 1) and “FOR” the ratification of BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal 2).

Q:     How do I vote my shares?

A:     The answer depends on whether you own your shares of common stock directly (that is, you hold shares that show your name as the registered shareholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own your shares directly (i.e., you are a “registered shareholder”): your proxy is being solicited directly by us, and you can vote by mail, over the Internet or you can vote in person if you attend the 2019 Annual Meeting.

If you wish to vote by mail, please do the following: (i) sign and date the proxy card, (ii) mark the boxes indicating how you wish to vote, and (iii) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” the director nominees, “FOR” the ratification of BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020, and, in their discretion, on any other matter that properly comes before the 2019 Annual Meeting. Unsigned proxy cards will not be counted.

If you wish to vote over the Internet, you will find instructions on the proxy card that you should follow. There may be costs associated with electronic access, such as usage charges from Internet access providers that must be paid by the shareholder. The Internet voting procedures are designed to authenticate a shareholder’s identity to allow a shareholder to vote his, her or its shares and confirm that his, her or its instructions have been properly recorded. Voting over the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

If you wish to vote in person at the meeting, written ballots will be passed out to anyone who wants to vote at the meeting.

If you hold your shares through a broker, bank or other nominee: If you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the 2019 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2019 Annual Meeting. A voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting. See also “Will my shares be voted if I do not return my proxy?” below.

Q:     What is a proxy?

A:     A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Adam Elster, our Chief Executive Officer, Wayne Locke, our Chief Financial Officer, and Lori Stanley, our General Counsel and Corporate Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. Whether or not you expect to attend the 2019 Annual Meeting in person, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be voted.

Q:     Will my shares be voted if I do not return my proxy?

A:     If your shares are registered directly in your name, your shares will not be voted if you do not vote by returning your proxy by mail, over the Internet or by ballot at the 2019 Annual Meeting.

If your shares are held in “street name,” your brokerage firm, bank or other nominee may, under certain circumstances, vote your shares if you do not timely return your voting instructions. Brokers, banks or other nominees can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm, bank or other nominee to vote your shares, your brokerage firm, bank or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposal 1, election of directors, is a non-discretionary matter. If you do not instruct your brokerage firm, bank or other nominee how to vote with respect to this proposal, your brokerage firm, bank or other nominee may not vote with respect to this proposal and those shares that would have otherwise been entitled to be voted will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Proposal 2, ratification of the selection of our independent registered public accounting firm, is considered a discretionary matter, and your brokerage firm, bank or other nominee will be able to vote on this proposal even if it does not timely receive instructions from you, so long as it holds your shares in its name.

We encourage you to timely provide voting instructions to your brokerage firm, bank or other nominee. This ensures that your shares will be voted at the 2019 Annual Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other nominee about how to submit your voting instructions to them.

Q:     What if I want to change my vote or revoke my proxy?

A:     If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2019 Annual Meeting. To do so, you must do one of the following:

1.      Vote over the Internet as instructed above. Only your latest Internet vote is counted. You may not revoke or change your vote over the Internet after 11:59 p.m., Eastern Time, on September 8, 2019.

2.      Sign a new proxy and submit it by mail to our Corporate Secretary who must receive the proxy card no later than September 8, 2019. Only your latest dated proxy will be counted.

3.      Attend the 2019 Annual Meeting and vote in person as instructed above. Attending the 2019 Annual Meeting alone will not revoke your Internet vote or proxy submitted by mail, as the case may be.

4.      Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm, or other nominee. You may also vote in person at the 2019 Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a broker’s legal proxy as described in the answer to the question “How do I vote my shares?” above.

Q:     What is a quorum?

A:     The holders of a majority of the 42,934,765 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the 2019 Annual Meeting. If you choose to have your shares represented by proxy at the 2019 Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the 2019 Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the 2019 Annual Meeting until a quorum is present.

Q:     What vote is required to approve each matter and how are votes counted?

A:     Proposal 1 — Election of Directors

Under our bylaws, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present is required for the election of directors in an uncontested election (which is the case in this election). With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Any nominee receiving more votes FOR than AGAINST will be elected. If you ABSTAIN, your shares will be counted as present and entitled to vote for purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm, bank or other nominee in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or AGAINST any nominee. As a result, such “broker non-votes” or voting to ABSTAIN will have no effect on the outcome of Proposal 1.

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. To approve Proposal 2, the votes cast FOR the ratification must exceed the votes cast AGAINST the ratification. Proposal 2 is a discretionary matter. If your shares are held by your brokerage firm, bank or other nominee in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm, bank or other nominee may vote your unvoted shares on Proposal 2. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 2.

Although shareholder approval of our audit committee’s selection of BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the 2019 Annual Meeting, the audit committee will reconsider its selection of BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

Q:     What if additional proposals are presented at the 2019 Annual Meeting?

A:     We do not intend to bring any other matter for a vote at the 2019 Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the 2019 Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

Q:     Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

A:     Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for their service as described later in this Proxy Statement under the heading “Proposal 1: Election of Directors — Corporate Governance — Compensation of Non-Employee Directors.”

Q:     How many shares do the affiliates, directors and officers of the Company beneficially own, and how do they plan to vote their shares?

A:     Directors and executive officers, who, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of approximately 2.44% of our outstanding common stock, and our two largest shareholders Majesco Limited, which owned of record as of the Record Date 30,111,234 shares of our common stock, and Mastek (UK) Limited, which owned of record as of the Record Date 5,044,875 shares of our common stock (or collectively, approximately 81.88% in the aggregate of our outstanding common stock), are expected to vote, or direct the voting of their shares, in favor of the election of the eight director nominees set forth in this proxy statement and in favor of the ratification of the selection of BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

Q:     Who will count the votes?

A:     Our inspector of elections, American Stock Transfer & Trust Company, LLC, will count the votes cast by proxy and the votes cast in person at the 2019 Annual Meeting.

Q:     Who can attend the 2019 Annual Meeting?

A:     All shareholders are invited to attend the 2019 Annual Meeting.

Q:     Are there any expenses associated with collecting the shareholder votes?

A:     We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes from shareholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q:     Where can you find the voting results?

A:     Voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the 2019 Annual Meeting.

Q:     Who is our Independent Registered Public Accounting Firm, and will they be represented at the 2019 Annual Meeting?

A:     MSPC Certified Public Accountants and Advisors, P.C. (“MSPC”) served as our independent registered public accounting firm from November 2014 until June 2019 at which time, the audit committee of the Board invited several public accounting firms to participate in a competitive selection process, necessitated by the desire to work with an accounting firm that has greater experience with insurance companies. As a result of this process, on June 27, 2019, the audit committee approved the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020 replacing MSPC. BDO has been selected by the audit committee to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2020. We expect that one or more representatives of BDO will be present in person at the 2019 Annual Meeting. The representatives of BDO and will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the 2019 Annual Meeting.

Q:     How do I obtain an Annual Report on Form 10-K?

A:     If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 that we filed with the SEC, we will send you one without charge. Please write to:

Majesco
412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960
Attn: Investor Relations

All of our SEC filings are also available free of charge under the heading “SEC Filings” in the “Investors” section of our website at www.majesco.com.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board currently consists of nine directors, and their terms will expire at the 2019 Annual Meeting. Directors are elected at the annual meeting of shareholders each year and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our articles of incorporation and bylaws, vacancies on our Board (including vacancies created by the removal of any director) may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. Pursuant to the California Corporations Code, the term of office of a director elected by our Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. Once the appointed director receives the requisite shareholder vote at the annual meeting, he or she will serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Adam Elster, Ketan Mehta, Earl Gallegos, Rajesh Hukku, Carolyn Johnson, Dr. Arun K. Maheshwari, Sudhakar Ram and Robert P. Restrepo Jr. have each been nominated to serve as directors and have agreed to stand for election. If the nominees are elected at the 2019 Annual Meeting, then each nominee will serve for a one-year term expiring at the 2020 annual meeting of shareholders and until his or her successor is duly elected and qualified. In addition, as a result of two directors not being nominated for re-election, there is currently one vacancy on our Board.

Under our bylaws, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present is required for the election of directors in an uncontested election (which is the case in this election). With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Any nominee receiving more votes FOR than AGAINST will be elected. If you ABSTAIN, your shares will be counted as present and entitled to vote for purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm, bank or other nominee in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm, bank or other nominee cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or AGAINST any nominee. As a result, such “broker non-votes” or voting to ABSTAIN will have no effect on the voting on Proposal 1.

If no contrary indication is made, proxies will be voted “FOR” Adam Elster, Ketan Mehta, Earl Gallegos, Rajesh Hukku, Carolyn Johnson, Dr. Arun K. Maheshwari, Sudhakar Ram and Robert P. Restrepo Jr. or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Recommendation of our Board

Our Board unanimously recommends that the shareholders vote “FOR” the election of all of our director nominees at the 2019 annual meeting.

Nominees for Election to the Board

Nominee	Age	Position	Director Since
Ketan Mehta	60	Chairman of the Board	1992
Adam Elster	52	Chief Executive Officer and Director	2018
Earl Gallegos	61	Director	2015
Rajesh Hukku	61	Director	2018
Carolyn Johnson	58	Director Nominee	—
Dr. Arun K. Maheshwari	74	Director	2015
Sudhakar Ram	58	Director	2015
Robert P. Restrepo Jr.	69	Director	2015

Nominees for Election to the Board for a Term Expiring at the 2020 Annual Meeting of Shareholders

Ketan Mehta.    Since October 2018, Mr. Mehta has been serving as Chairman of the Board of Majesco. Prior to that, he served as President of Majesco from 2000 until March 2019 and Chief Executive Officer of Majesco from July 2011 to October 2018. Mr. Mehta is a Co-Founder of Majesco Limited. Since April 2015, he has been serving as the Non-Executive Director of Majesco Limited and a member of the Nomination & Remuneration Committee of Majesco Limited. Mr. Mehta co-founded Mastek Limited in 1982 and served as a member of Mastek’s board of directors until June 1, 2015. Mr. Mehta was a member of the Nomination and Remuneration Committee of Mastek Limited from October 5, 2007 until June 1, 2015 and a member of the Governance Committee from January 7, 2009 until June 1, 2015. During his 35 years with Mastek, Majesco Limited, Majesco and its affiliates, Mr. Mehta has handled multiple functions including sales, delivery and general management. Mr. Mehta is the driving force behind the conceptualization and the execution of Majesco’s insurance strategy, including acquisition and integration of five insurance technology companies over the last eleven years. Prior to that, Mr. Mehta also spearheaded Mastek’s joint venture with Deloitte Consulting. Mr. Mehta holds a Management Degree from the Indian Institute of Management, Ahmedabad.

We believe that Mr. Mehta’s extensive knowledge of Majesco and its operations as co-founder of Majesco Limited and Mastek Limited and his experience as a senior executive in the insurance technology industry qualify him to serve on our Board.

Adam Elster.    Mr. Elster has served as our Chief Executive Officer and a director since October 2018. Adam Elster has a strong background in the technology industry, most recently having served as President, Global Field Operations of CA, Inc. (Nasdaq: CA) (“CA”), a $4.5bn Fortune 500 global leader in software solutions, from August 2016 until May 2018. Since joining CA in 1999, Mr. Elster held a number of senior management positions, including Executive Vice President and Group Executive, Worldwide Sales and Services from January 2014 to August 2016; Executive Vice President and Group Executive, Mainframe and Customer Success Group from February 2012 to January 2014; Executive Vice President, Global Business Organization and Business Transformation from August 2011 to February 2012; General Manager, CA Services, Support and Education from June 2011 to August 2011; Corporate Senior Vice President and General Manager, CA Services from November 2009 to June 2011; and Senior Vice President, Area Sales Manager for the Eastern United States from July 2007 to November 2009. At CA, he led high-performing teams in all aspects of sales, services, support and operations. He supported many of the world’s largest companies through their digital transformation journey, helping them become more agile, more secure and more capable of managing their business. He was responsible for revenue across all geographies, business units, channels, digital sales, renewals and services globally. Under his direction, CA evolved from a legacy software vendor to a modern, data driven, metric based velocity SaaS, cloud and digital sales organization while driving the strategic integration of critical acquisitions. Mr. Elster received a Bachelor of Arts degree in psychology from New York University and a Master of Science, information technology and management from New York University.

We believe that Mr. Elster is qualified to serve on our Board because of his extensive experience as a senior executive in the technology industry.

Earl Gallegos.    Mr. Gallegos has served as a director of Majesco since the completion of the merger with Cover-All Technologies, Inc. (“Cover-All”) in June 2015. Mr. Gallegos served as a member of the Board of Directors for Cover-All from March 1997 until its merger with Majesco, and as the Chairman of the Board of Directors of Cover-All from January 2014 until its merger with Majesco. Mr. Gallegos is the sole proprietor of Earl Gallegos Management , a management consulting firm founded by him in 1994 specializing in the insurance and software industries. Mr. Gallegos was a founder of Peak Performance Solutions Inc., a privately held insurance technology firm. In 1997, Mr. Gallegos co-founded Regents Electronic Commerce Inc. (“REC”) with Steven R. Isaac. REC was founded to offer workers’ compensation electronic data interchange services and compliance reporting and was merged to form ecDataFlow.com Inc. (“ecDataFlow”) in 1999. ecDataFlow was merged with Bridium, Inc. (“Bridium”), a technology firm, in 2002. Mr. Gallegos has also served as a director of Zytalis Inc., an information technology professional services firm, from 1999 to 2006, Bridium from 1998 to 2003, Fidelity National Information Solutions, Inc., from 1997 to 2003, eGovNet, Inc., a government technology services firm, from 2002 to 2003, PracticeOne, Inc., a medical practice management software company, from 2002 to 2005, and Fidelity National Real Estate Solutions, a company specializing in real estate and banking technology, in 2003.

We believe that Mr. Gallegos’ lengthy insurance and technology industry experience and technology background, as well as his financial expertise, qualify him to serve on our Board.

Rajesh Hukku.    Mr. Hukku has served as a director of Majesco since June 2018. Since November 2010, after a career spanning over three decades in the information technology field, Rajesh Hukku has served as a consultant/advisor to several technology companies in the U.S. and India. Prior to such time, he held various positions at Oracle Corporation (“Oracle”), a multinational computer technology corporation, Oracle Financial Services Software Ltd.

(India) (formerly i-flex solutions, ltd. (India) (“i-flex”)), an IT solutions company serving financial institutions in over 125 countries (“OFSS India”), Tata Consulting Services, an information technology services, digital and business solutions company and Citicorp Overseas Software Ltd., a company which offers business and professional products and services. From 2009 until October 2010, Mr. Hukku served as SVP and Chief Strategy Officer of Oracle’s Financial Services Global Business Unit and from 2007 until 2009, he served as SVP and General Manager of such unit. In addition, from 1992 until 1996, Mr. Hukku served as Chief Executive Officer of OFSS India where he championed the growth of i-flex from a mere startup in 1992, into a global leader in the field of banking software with a revenue of approximately $650 million by 2009. From 1997 until 2001, he served as Vice President of Citicorp North America, Inc. Mr. Hukku has held several board positions. He has served as a director, chairman and managing director of the board of OFSS India and the chairman of the board of Oracle Financial Services Software, Inc. USA. In addition, he served as a member of the board of directors of the subsidiaries of i-flex including i-flex solutions America Inc., i-flex solutions, bv (Netherlands), Supersolutions and i-flex Processing Services, Ltd. (India). Mr. Hukku has received several awards including, (i) Entrepreneur of the Year Award awarded by Ernst & Young IT, CE India 2002; (ii) the Star of Asia awarded by Businessweek in 2003; (iii) The Dewang Mehta award for innovation in IT awarded by the government of India in 2003; (iv) the Global Entrepolis Award awarded by the Prime Minister of Singapore in 2004; (v) the Order Bernardo O Higgins — Great Official awarded by the President of Chile in 2005; (vi) the Stevie Award in the best chairman category awarded in 2006; and (vii) the Outstanding 50 Asian Americans in Business awarded by the Asian American Business Development Center in New York in 2006. Mr. Hukku graduated from Birla Institute of Technology and Science, Pilani, India with a BE (Hons) degree in electrical and electronics engineering. In addition, he was a research scholar in the field of Local Area Networks, at the University of Maryland, College Park.

We believe that Mr. Hukku’s extensive technology experience across financial services brings a wealth of knowledge and experience on how technology is disrupting and transforming the industry. His unique insights, experience and advice will help guide the vision and strategic opportunities of Majesco.

Carolyn Johnson.    Ms. Johnson has more than 30 years of experience in financial services. Since May 2019, Ms. Johnson has served as the Chief Transformation Officer for AIG, a global insurer. From September 2016 until April 2019, Ms. Johnson served as Chief Executive Officer, Annuities and Individual Life for Voya Financial, Inc. (NYSE: VOYA) (“Voya”), a financial, retirement, investment and insurance company. Prior to this, from April 2014 until September 2016, Ms. Johnson served as President, Annuities and the Tax Exempt Retirement business of Voya. In addition, Ms. Johnson previously served on Voya’s Risk and Product Committees. From 2004 until 2013, Ms. Johnson served as Executive Vice President and Chief Operating Officer of Protective Life Corporation (“Protective”), a company specializing in life and specialty insurance and investment products. Prior to joining Protective in 2004, Ms. Johnson held leadership roles in business, operations and marketing with Bankers Life & Casualty Co. and several Transamerica/AEGON subsidiaries, including Western Reserve Life Assurance Co. of Ohio, Transamerica Occidental Life, Idex Investor Services, Inc., and Aegon Alliances, Inc. Ms. Johnson served on the boards of the Secure Retirement Institute and Insured Retirement Institute. Ms. Johnson was the Vice Chair of the Secure Retirement Institute and the Vice Chair of the Financial Literacy Committee. She also served on the American Council of Life Insurers CEO Steering Committee on Consumer Issues. Ms. Johnson earned her Bachelor of Science in Business Administration from California State University, Los Angeles, and has studied executive-level finance at Harvard Business School. She also holds FINRA Series 6 and 63 licenses.

We believe that Ms. Johnson’s extensive experience with the insurance industry qualify her to serve on our Board.

Dr. Arun K. Maheshwari.    Dr. Maheshwari has served as a director of Majesco since June 2015. From January 2015 to September 2018, Dr. Maheshwari served as the Chairman of Majesco’s Board. From 2015 to August 2017, Dr. Maheshwari served on the board of directors of Majesco Limited, a publicly listed company in India and the majority shareholder of Majesco. From 2005 until his retirement in 2009, Dr. Maheshwari served as a Group President of Fiserv, Inc., a Fortune 500 company, and Founder President of its subsidiary, Fiserv Global Services Group (“FGS”). FGS was established to develop offshore delivery centers offering services to Fiserv and its customers and grew rapidly under Dr. Maheshwari’s leadership to more than 2,000 employees within the first two years. Prior to FGS, from 1996 to 2005, Dr. Maheshwari served as Founder President and Managing Director of Computer Sciences Corporation (“CSC”) India, a subsidiary of CSC. From 1985 to 1996, Dr. Maheshwari was a senior information technology and finance executive with Continental Insurance (now CNA), following service with Reliance Insurance from 1981 to 1985 as a senior information technology executive. Earlier, from 1977 to 1981, Dr. Maheshwari specialized in strategy and information technology consulting at McKinsey & Company. Dr. Maheshwari began his career in 1974 with Tata

Consultancy Services (“TCS”) in India, as a senior executive responsible for marketing, software development and management consulting and served as TCS’s first Head of Marketing and Business Development. Dr. Maheshwari previously served as a director of Mastek, a publicly listed company in India, Fortegra Financial Corp., a NYSE-listed insurance product and services company, Duck Creek Technologies, an insurance software firm, and Eagle Eye Analytics, a provider of predictive analytics software for the insurance industry. Dr. Maheshwari is active as a private investor, investing primarily in technology start-ups and real estate. Dr. Maheshwari holds a B.S. from Rajasthan University (Jaipur, India), a PGDM from the Indian Institute of Management Calcutta, an M.S. in Computer Science from Stanford University, an M.B.A. from Columbia University and a Ph.D. from the Wharton School of Business at the University of Pennsylvania.

We believe that Dr. Maheshwari’s extensive experience and expertise in the insurance technology, information technology, business services and consulting sectors, as well as his educational background, qualify him to serve on our Board.

Sudhakar Ram.    Mr. Ram has served as a director of Majesco since the completion of our merger with Cover-All. Mr. Ram is a Co-Founder of Majesco Limited. Mr. Ram currently serves as Vice Chairman and Managing Director of Mastek Limited, having previously served as Managing Director and Group CEO of Mastek Limited. He is a co-founder of Mastek Limited and has been a member of the board of directors of Mastek Limited since 1985. Mr. Ram also handled the additional responsibilities of leading Mastek Limited’s business in the UK as CEO for Mastek (UK) Ltd. (“Mastek UK”) from 2013 until March 2015. From April 2000 until March 2015, Mr. Ram served as a director of Majesco Msc sdn Bhd. — Malaysia, and from July 1993 until October 2015, he served as a director of Mastek Asia Pacific Pte Limited-Singapore. In addition, since December 2016, Mr. Ram has been a member of the board directors of Trans American Information Systems Private Limited, an IT services company, and since November 2016, he holds the position of Managing Director of Cashless Technologies India Private Limited, an e-commerce/m-commerce company founded by him in February 2016. Since August 2015, Mr. Ram holds the position of director of Ruralshores Business Services Private Limited, a process outsourcing company, and since October 2014, he holds the position of director of Bhavitha Foundation, a not for profit organization which provides professional training to students. From May 2015 until September 2016, Mr. Ram served as a director of IndigoBlue Consulting Limited, UK, an IT consulting company, and from September 2015 until December 2016, he served as a director of Legal Practice Technologies Limited, UK, a software publishing company. Before joining Mastek Limited, from 1982 until 1984, he was the CIO of Rediffusion Dentsu Young & Rubicam (part of the Young & Rubicam network held by WPP plc), a communication media company. Mr. Ram received CNBC Asia’s “India Business Leader of the Year” award in 2007, and is a silver medalist of Indian Institute of Management (“IIM”), Calcutta (IIM-C ranks among the Top 5 management institutes in India). He holds a Bachelor’s of Commerce from Chennai University and a PGDM from IIM Calcutta.

We believe that Mr. Ram’s extensive knowledge of Majesco and its operations as co-founder of Majesco Limited and Mastek Limited and experience as a senior executive in the insurance technology industry qualify him to serve on our Board.

Robert P. Restrepo Jr.    Mr. Restrepo has served as a director of Majesco since August 2015. From 2006 until December 2015, Mr. Restrepo served as the Chairman of the board of directors of State Auto Financial Corporation, State Auto Property & Casualty Insurance Company and Milbank Insurance Company. Each are wholly-owned subsidiaries of State Auto Financial Corporation and State Automobile Mutual Insurance Company. From 2006 until May 2015, Mr. Restrepo served as the President and Chief Executive Officer of such companies. Mr. Restrepo serves as a member of the board of directors of RLI Corp. (NYSE: RLI), a property and casualty insurance company and Genworth (NYSE:GNW), a life insurance company. During his career, Mr. Restrepo has held executive roles at Aetna Life & Casualty Company, Travelers Property and Casualty, The Hanover Insurance Group Inc. and Main Street America Group. Mr. Restrepo currently serves on the board of directors of The Larry H. Miller Group of Companies, Nuclear Electric Insurance Limited. Mr. Restrepo earned a Bachelor of Arts in English from Yale University.

We believe that Mr. Restrepo’s extensive knowledge of operations, marketing, sales, and general management of a property and casualty insurance company and valuable experience in corporate governance, acquisitions, strategic planning and leadership development qualify him to serve on our Board.

Family Relationships

There are no other family relationships among any of our current or former directors or executive officers.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. This section describes key corporate governance practices that we have adopted. We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which applies to all of our officers, directors and employees, Corporate Governance Guidelines, an Anti-Hedging Policy, a Policy on Recovery of Incentive Compensation in Event of Financial Restatement (the “Clawback Policy”) and charters for our audit committee, our compensation committee and our nominating and corporate governance committee. We have posted copies of our Code of Ethics, Corporate Governance Guidelines, Anti-Hedging Policy and Clawback Policy, as well as each of our committee charters, on the Corporate Overview page of the Investors Relations section of our website, www.majesco.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any shareholder upon written request to Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, Attn: Investor Relations.

Director Independence and Controlled Company Status

Majesco Limited, a private limited company domiciled in, and organized under the laws of, India, owns a majority interest in us and we are a “controlled company” under the Nasdaq Stock Market Rules. The “controlled company” exception eliminates the requirements that we have (a) a majority of independent directors on our Board and (b) compensation and nominating and corporate governance committees composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act and the Nasdaq Stock Market Rules.

We currently have a majority of independent directors on our Board.

Our Board has determined that the following nominees for election to our Board are independent as defined under the corporate governance rules of the Nasdaq Global Market: Dr. Maheshwari, Ms. Johnson and Messrs. Gallegos, Restrepo and Hukku.

Our Board considered the following relationships in connection with these independence determinations. None of the relationships described below were considered material relationships that impacted or would impact the applicable director’s independence:

Service as Director of Controlling Shareholder.    Our Board considered the fact that Dr. Maheshwari served from 2015 until his resignation on August 3, 2017 as an independent director of Majesco Limited, the majority stockholder of Majesco, including as a member of the audit committee and corporate social responsibility committee of the board of directors of Majesco Limited and as chairman of the nomination, remuneration and compensation committee of Majesco Limited. However, no fees or expense reimbursements were paid to Dr. Maheshwari by Majesco Limited during his appointment to the Majesco Limited board of directors.

If at any time we cease to be a “controlled company” under the Nasdaq Stock Market Rules, our Board will take all action necessary to comply with the applicable the Nasdaq Stock Market Rules, including establishing a compensation committee and a nominating and corporate governance committee composed entirely of independent directors, subject to any permitted “phase-in” periods under the Nasdaq Stock Market Rules.

On June 4, 2019, we received a letter from Majesco Limited, the majority shareholder of Majesco. The letter proposes that the governance between Majesco Limited and Majesco be institutionalized and, in particular, that Majesco Limited be given (i) the right to nominate three members to our Board at each annual meeting of our shareholders, including the right to appoint the Chairman of our Board, and (ii) certain consent rights with respect to significant transactions including, but not limited to, certain securities offerings, certain long-term debt issuances, dispositions or pledges of intellectual property, certain pledges and other hypothecation of assets, mergers and acquisitions where the consideration paid would exceed 20% of the net worth of Majesco and certain divestments of business units. Consistent with its fiduciary duties, the Board has appointed a fully independent special committee to carefully review and evaluate Majesco Limited’s letter and Majesco’s response in the best interest of Majesco and its shareholders.

Board Leadership Structure and Role in Risk Oversight

The leadership structure of our Board is comprised of a Chairman position that is separate from the Chief Executive Officer position. Mr. Adam Elster currently serves as our Chief Executive Officer. Mr. Ketan Mehta serves as the Chairman of our Board. Our Board believes that the separation of the Chief Executive Officer and Chairman positions is an important component of an effective board and that this structure benefits the interests of all stockholders. Our Board believes that Mr. Mehta’s in-depth knowledge of our business and its challenges, as well as his experience in the industry as a whole, make him the best qualified person to serve as Chairman. In his capacity as Chairman, Mr. Mehta, among other things, ensures that our Board provides effective monitoring and guidance as needed to the senior management team, guides the development of our strategic plans with defined objectives for senior management to achieve the goals set out in the strategic plans, provides support to the management team in developing effective investor relations strategy and communication plans and robust human resources strategies and policies to support the strategic plans.

Mr. Adam Elster, our Chief Executive Officer, also serves as a director. Our Board believes that Mr. Elster’s service as a director enhances the Board’s oversight of our day-to-day operations and provides additional management expertise with respect to the complexities of our business.

At each regularly convened board meeting, the non-employee directors meet in executive session.

One of the key functions of our Board is informed oversight of our risk management process and monitoring and assessing strategic risk exposure. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.

Our audit committee has the responsibility to discuss guidelines and policies governing the process by which senior management of Majesco and our relevant departments, including our internal auditing department, identify, assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our audit committee also has the responsibility to review major issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, major issues as to the adequacy of our internal controls, any special steps adopted in light of material control deficiencies and compliance policies and programs. Our audit committee also reviews and approves all related party transactions.

Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices.

Our compensation committee is responsible for reviewing and evaluating annually our overall compensation structure and whether executive compensation arrangements are adequate in regards to costs of operations and competitiveness as well as whether they incentivize unnecessary or excessive risk taking by management.

Board Meetings

During the fiscal year ended March 31, 2019, our Board held a total of four meetings. All of the directors attended every meeting of our Board. Our audit committee met five times, our compensation committee met ten times and our nominating and corporate governance committee met five times during the fiscal year ended March 31, 2019. All of the directors attended every committee meeting, except Steven Isaac and Ketan Mehta who were each absent for one compensation committee meeting.

Board Committees

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board and is available on our website, www.majesco.com, under the Corporate Overview page of the Investors Relations section. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

Audit Committee

Our audit committee currently consists of Dr. Maheshwari and Messrs. Gallegos, Kanagat and Restrepo, and is chaired by Mr. Gallegos. Our audit committee met five times during our fiscal year ended March 31, 2019. The primary purpose of our audit committee is to assist our Board in its oversight responsibilities relating to (i) the integrity of the financial statements of Majesco and its financial reporting and accounting processes; (ii) internal and external auditing and the independent auditor’s qualifications and independence; (iii) the performance of Majesco’s internal audit function and independent auditors; (iv) the integrity of the Majesco’s system of disclosure controls and procedures and internal controls over financial reporting; (v) the compliance with ethical standards adopted by Majesco; (vi) the compliance by Majesco with legal and regulatory requirements, including applicable rules of the Nasdaq Global Market, the Sarbanes-Oxley Act and other securities laws (collectively, the “Applicable Rules”); and (vii) the preparation of an audit committee report as required by the Applicable Rules to be included in Majesco’s proxy statement.

The audit committee has the following responsibilities, among other things:

•        approving and retaining the independent auditors to conduct the annual audit of the books and records;

•        reviewing the proposed scope and results of the audit;

•        reviewing and pre-approving the independent auditor’s audit and non-audit services rendered;

•        approving the audit fees to be paid;

•        reviewing accounting and financial controls with the independent auditors and financial and accounting staff;

•        reviewing and approving transactions between Majesco and its directors, officers and affiliates;

•        recognizing and preventing prohibited non-audit services;

•        establishing procedures for complaints received by Majesco regarding accounting matters;

•        overseeing internal audit functions; and

•        preparing the report of the audit committee that SEC rules require to be included in the special meeting proxy statement.

Our audit committee reviews with management and our independent auditors and approves all related party transactions or course of dealings. See “Certain Relationships and Related Party Transactions.”

Following the Annual Meeting, the members of our audit committee are expected to be Dr. Maheshwari, Ms. Johnson and Messrs. Gallegos and Restrepo, with Mr. Gallegos acting as chair. Our Board has determined that each of the current members of our audit committee and prospective members of our audit committee is independent. See “Director Independence and Controlled Company Status” above.

The financial literacy requirements of the SEC also require that each member of our audit committee be able to read and understand fundamental financial statements. In addition, our Board has determined that each of Dr. Maheshwari and Messrs. Gallegos, Kanagat and Restrepo qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act, and has financial sophistication in accordance with The Nasdaq Listing Rules.

Compensation Committee

Our compensation committee currently consists of Messrs. Hukku, Isaac, Kanagat and Mehta and is chaired by Mr. Kanagat. Our compensation committee met ten times during our fiscal year ended March 31, 2019. The primary purpose of our compensation committee is to (i) review, evaluate and approve all compensation of executive officers, including the Chief Executive Officer; (ii) review, evaluate and make recommendations to our Board with respect to the compensation programs and polices applicable to our officers and directors, including all employee benefit plans and executive compensation plans; (iii) review and evaluate annually the overall compensation structure of Majesco as a whole and make recommendations to our Board with respect thereto; (iv) annually review and recommend to our Board for approval compensation and benefit programs for non-employee directors; and (v) prepare a report on executive compensation and review the annual Compensation Discussion and Analysis section of our proxy statement.

The functions of our compensation committee include, among other things:

•        reviewing and approving the compensation arrangements for management, including the compensation for the chief executive officer;

•        establishing and reviewing general compensation policies;

•        administering our equity and non-equity incentive plans; and

•        preparing any reports of the compensation committee that Majesco may be required by SEC rules to include in the proxy statement or other filings.

The compensation committee meets regularly in executive session but not less than three times per year. The compensation committee may request that any directors, officers or other employees of Majesco, or any other persons whose advice and counsel are sought by the compensation committee, attend any meeting of the compensation committee to provide such pertinent information as the compensation committee. Attendance by directors not appointed to the Committee is on a non-voting basis. In addition, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee is responsible for reviewing and evaluating annually the overall compensation structure of Majesco as a whole and whether executive compensation arrangements are adequate in regards to costs of operations and competitiveness as well as whether they incentivize unnecessary or excessive risk taking by management. The compensation committee makes recommendations to our Board on changes to executive compensation it deems appropriate based on this assessment.

The compensation committee also administers and exercises all authority (including the authority to grant equity awards) under our equity plans granted to the administering committee under any of our employee benefit plans and executive compensation plans and periodically reviews the operation of such plans.

Under the charter of the compensation committee, the compensation committee may form and delegate authority to subcommittees, when appropriate, to address specific issues identified by the compensation committee. The compensation committee has delegated the authority to grant awards to new hires (other than employees who are officers required to file reports of beneficial ownership under the Exchange Act), under our equity incentive plan pursuant to guidelines approved from time to time by the committee to a subcommittee of three non-directors. The subcommittee is required to report on all such grants to the compensation committee. The compensation committee has also delegated authority to our Chief Executive Officer to approve the base salaries for all of our executive officers (other than the Chief Executive Officer) and performance targets and annual performance bonuses for all executive officers (other than the Chief Executive Officer and our other named executive officers (as defined below)) in accordance with guidelines approved from time to time by the compensation committee.

Our compensation committee is not required to be fully independent due to our controlled company status. Following the Annual Meeting, the members of our compensation committee are expected to be Ms. Johnson and Messrs. Hukku, Restrepo and Mehta, with Mr. Restrepo acting as chair. Our Board has determined that, except for Mr. Mehta, each of the current members of our compensation committee and prospective members of our compensation committee is independent Mr. Mehta abstains and recuses himself from participating in any decision on equity grants under our equity incentive plan or bonuses for himself and our other named executive officers. See “Director Independence and Controlled Company Status” above. During the last fiscal year, the compensation committee did not retain any compensation consultants to assist in its evaluation of executive and director compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Dr. Maheshwari and Messrs. Gallegos, Mehta and Ram, and is chaired by Dr. Maheshwari. Our nominating and corporate governance committee met five times during our fiscal year ended March 31, 2019. The primary purpose of our nominating and corporate governance committee is (i) to identify and evaluate individuals qualified to become Board members, consistent with criteria approved by our Board and our Corporate Governance Guidelines, and to recommend to the Board the director nominees for each annual meeting of our shareholders and from time to time fill vacancies on our Board; (ii) to develop and recommend to our Board Corporate Governance Guidelines applicable to our Company, officers and directors, and to review and recommend to our Board any changes the nominating and corporate governance committee deems appropriate to such Corporate Governance Guidelines from time to time; (iii) to recommend to our Board director nominees for each Board committee and for the Chairperson of each committee; (iv) to oversee the annual performance evaluation of the Board and its committees and management; and (v) to take other actions as necessary to achieve the goals and responsibilities specified in the nominating and corporate governance committee charter.

The functions of our nominating and corporate governance committee include, among other things:

•        assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;

•        identifying and nominating members of the Board;

•        overseeing the evaluation of the Board and management;

•        developing and recommending corporate governance guidelines to the Board;

•        evaluating the performance of the members of the Board; and

•        making recommendations to the Board as to the structure, composition and functioning of the Board and its committees.

Our nominating and corporate governance committee is not required to be fully independent due to our controlled company status. Following the Annual Meeting, the members of our nominating and corporate governance committee are expected to be Dr. Maheshwari and Messrs. Gallegos, Mehta and Ram, with Dr. Maheshwari acting as chair. Our Board has determined that each of Dr. Maheshwari and Mr. Gallegos is independent. See “Director Independence and Controlled Company Status” above.

Code of Ethics for Employees, Executive Officers and Directors

Our Board has adopted our Code of Ethics applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.majesco.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

Our Board is responsible for overseeing compliance with the Code of Ethics, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics for employees, executive officers or directors. We disclose and intend to continue to disclose on our website any amendments to, or waivers from, our Code of Ethics that are required to be disclosed by law or the Nasdaq Stock Market Rules.

Anti-Hedging Policy

Our Board believes that hedging transactions, while allowing holders to own Majesco securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of our security holders generally. As a result, our Board has adopted the Anti-Hedging Policy, which it amended on May 7, 2019, and pursuant to which no director, officer or employee of Majesco may purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities (i) granted to such employee, officer or director as part of the compensation of such employee, officer or director; or (ii) otherwise held, directly or indirectly, by such persons.

Clawback Policy

In February 2019, our Board adopted the Clawback Policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.

In the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, our compensation committee will require reimbursement or forfeiture of any excess Incentive Compensation (as defined in the Clawback Policy) received by any Covered Executive (as defined in the Clawback Policy) during the three completed fiscal years (or any transition period of less than nine months (that results from a change in our fiscal year) within or immediately following those three completed fiscal years) immediately preceding the date on which we are required to prepare an accounting restatement. A transition period refers to the period between the last day of our previous fiscal year end and the first day of our new fiscal year.

Director Nomination Process

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee considers candidates submitted by a variety of sources (including incumbent directors, shareholders, Majesco management and third party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the nominating and corporate governance committee will ask each director to submit a list of potential candidates for consideration. The nominating and corporate governance committee will also consider potential nominees submitted by shareholders in accordance with the procedures set forth in our bylaws and other processes adopted from time to time for submission of director nominees by shareholders or potential nominees submitted by Majesco management. If the nominating and corporate governance committee deems it necessary, it may also retain an independent third party search firm to provide potential candidates. The nominating and corporate governance committee has the sole authority to approve the search firm’s fees and other retention terms. The nominating and corporate governance committee also has authority to obtain advice and assistance from legal, accounting or other advisors.

The nominating and corporate governance committee will also consider potential nominees submitted by stockholders as required under applicable securities laws. The nominating and corporate governance committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. The nominating and corporate governance committee seeks to identify and recruit the best available candidates, and intends to evaluate qualified shareholder nominees on the same basis as those submitted by Board members, Majesco management, third party search firms or other sources.

Under our bylaws, shareholders wishing to suggest a candidate for director must write to our Corporate Secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2019 annual meeting, the recommendation must be received by our Corporate Secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Shareholder Proposals and Director Nominations for 2020 Annual Meeting of Shareholders.”

Such submissions must state the (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of each such person, (B) the principal occupation or employment of the nominee, (C) the number of shares of capital stock of the Majesco beneficially owned by the nominee, and a description of any and all Disclosable Interests (as that term is defined in our bylaws) held by the nominee or to which the nominee is a party, (D) a description of all arrangements, understandings or compensation between or among any of (i) the proposing shareholder, (ii) the nominee, (iii) each such shareholder Associated Person (as that term is defined in our bylaws), and (iv) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by the nominating shareholder and/or relating to the candidacy or service of the nominee as a director, (E) such other information concerning each such person as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such person as a director, and must be accompanied by a consent, signed by the nominee to serve as a director of Majesco if elected, and (F) if the nominee or the nominating shareholder or any such shareholder Associated Person expresses an intention or recommendation that Majesco enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, shareholder or shareholder Associated Person, including, without limitation, any equity interests or any Disclosable Interests held by each such nominee, shareholder or shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction. To be proper notice, the shareholder’s notice must also include a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request).

Director Qualifications

We do not have specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the Nasdaq Global Market and securities laws applicable to “controlled companies.” Nominees for director are selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent and analytical inquiries, understanding of the business environment and willingness to devote adequate time to Board duties. Our nominating and corporate governance committee believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of Majesco, (ii) the results of operations and financial condition of Majesco and of any significant subsidiaries or business segments and (iii) the relative standing of Majesco and its business segments in relation to its competitors. When nominating a sitting director for re-election at an annual meeting, the nominating and corporate governance committee will consider the director’s performance on the Board and the director’s qualifications in respect of the foregoing.

The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee is of the view that the composition of our Board, as a whole, should reflect a mix of skills and expertise that are appropriate for our company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. The nominating and corporate governance committee is committed to diversified membership and well aware of the benefits of diversity to superior governance and long-term successful corporate performance, including gender, racial, age, religion, ethnicity and diversity of backgrounds. Therefore, diversity is an important component in the review and selection of nominees for directors.

Director Attendance at Annual Meetings

Our policy is that directors should attend our annual meetings of shareholders. Two directors attended our 2018 annual meeting of shareholders.

Shareholder Communications with our Board

Shareholders and other interested persons seeking to communicate with our Board must submit their written communications to our Senior Vice President of Finance, at Majesco, 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960. Such communications must include the number of Majesco securities owned, beneficially or otherwise, by the person issuing the communication. Our Senior Vice President of Finance will forward such communications to the Chairman of the Board and to any individual member of our Board to whom any communication is specifically addressed. The Chairman of our Board (and any individual director to whom the communication was specifically addressed) will determine what further steps are appropriate depending on the facts and circumstances outlined in the communication.

Compensation Committee Interlocks and Insider Participation

Messrs. Isaac, Kanagat, Mehta and Hukku served as members of our compensation committee for our fiscal year ended March 31, 2019.

During our fiscal year ended March 31, 2019, Mr. Mehta served as Chief Executive Officer of Majesco and Co-Founder of Mastek Limited and was a member of the board of directors and a member of the Nomination and Remuneration Committee and Governance Committee of the board of directors of Mastek Limited. Mr. Mehta resigned as a member of the board of directors and member of the Nomination and Remuneration Committee and Governance Committee of the board of directors of Mastek Limited on June 1, 2015. Mr. Mehta resigned as our Chief Executive Officer on October 1, 2018. Mr. Mehta also serves as Co-Founder of Majesco Limited. In addition, since April 2015, he has been serving as the Non-Executive Director of Majesco Limited and a member of the Nomination & Remuneration Committee of Majesco Limited. Mr. Kanagat also served as member of the board of directors, Chairman of the Nomination and Remuneration Committee and member of the Audit Committee of the board of directors of Mastek Limited.

During that year, Mr. Ram, also a member of our board of directors, also served as Vice Chairman and Managing Director of Mastek Limited. See “Certain relationships and Related Party Transactions” with respect to certain relationships with these individuals and entities.

Compensation of Non-Employee Directors

Our policy for compensation to non-employee directors for their services on our Board and its committees was as follows during our fiscal year ended March 31, 2019. On June 7, 2018, our Board approved certain modifications to our compensation policy for non-employee directors which are reflected below:

•        $25,000 payable in cash annually, $6,250 per quarter, which amount was increased on June 7, 2018 to $50,000 ($12,500 per quarter);

•        $250 for each meeting of the audit committee, compensation committee and nominating and corporate governance committee attended by the members of such committees (other than for the Chairpersons of such committees);

•        $1,250 for each meeting of the audit committee attended by the Chairperson of such committee, which higher amount is paid due to his additional duties as committee chair; and

•        $750 for each meeting of the compensation committee and nominating and corporate governance committee attended by the Chairpersons of such committees, which higher amount is paid due to their additional duties as committee chair.

Directors of Majesco are reimbursed for reasonable travel and other expenses in connection with attending meetings of our Board or its committees. In addition, our Chairman of the Board is also reimbursed for travel expenses for reasonable trips to India or other geographic locations where Majesco has business or intends to build business. Such travel is deemed necessary for our Chairman of the Board to fulfill his duties to guide the development of our strategic plan. Employee directors do not receive any additional compensation for their service as directors.

In addition, upon joining the Board, our former Chairman of the Board, Dr. Maheshwari, received a grant of options to purchase 83,333 shares of common stock under the 2015 Plan, which, subject to Dr. Maheshwari’s continued service, vests 25% annually over four years. On November 1, 2018, the compensation committee of the Board awarded Mr. Mehta, as newly appointed Chairman of our Board, a grant of options to purchase up to 100,000 shares of common stock under the 2015 Plan. The options issued to Mr. Mehta vest 33.33% annually over three years, subject to his continued service.

Prior to June 7, 2018, all non-employee directors received, upon joining the Board, grants of options to purchase 66,666 shares of common stock under the 2015 Plan, which subject to the non-employee director’s continuing service, vest 25% annually over four years. On June 7, 2018, our board amended the non-employee director compensation policy to provide that effective immediately, upon joining the Board, each new non-employee director shall receive a grant of options to purchase 50,000 shares of common stock under the 2015 Plan, which, subject to the non-employee director’s continued service, vest approximately 33.33% annually over three years. In addition, at such time as all options previously granted to current non-employee directors vest in full, each such non-employee director shall receive an additional grant of options to purchase 50,000 shares of common stock under the 2015 Plan, which, subject to the non-employee director’s continued service, will vest approximately 33.33% annually over three years. Our non-employee director compensation policy may be changed from time to time and is reviewed annually by the compensation committee.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during our fiscal year ended March 31, 2019 to our non-employee directors. The compensation earned by Mr. Mehta, our former President and Chief Executive Officer, for our fiscal year ended March 31, 2019 is included in “Executive Compensation — Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Arun Maheshwari	47,750	—	—	—	—	—	47,750
Earl Gallegos	49,750	—	—	—	—	—	49,750
Steven R. Isaac(3)	45,500	—	—	—	—	—	45,500
Atul Kanagat(4)	50,000	—	—	—	—	—	50,000
Sudhakar Ram	—	—	—	—	—	—	—
Robert R. Restrepo, Jr.	44,750	—	—	—	—	—	44,750
Rajesh Hukku	39,000	—	127,000	—	—	—	166,000

____________

(1)      Amounts represent the grant date fair value of stock options granted during our fiscal year ended March 31, 2019, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Accounting for Stock Options and Other Stock-Based Compensation. See Note 16 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for the assumptions used in calculating this amount.

(2)      As of March 31, 2019, the aggregate number of shares underlying stock options held by each non-employee director were as follows: Dr. Maheshwari: 181,666 (of which 107,915 were exercisable as of March 31, 2019); Mr. Gallegos: 81,666 (of which 45,415 were exercisable as of March 31, 2019); Mr. Isaac: 81,666 (of which 45,415 were exercisable as of March 31, 2019); Mr. Kanagat: 81,666 (of which 45,415) were exercisable as of March 31, 2019); Mr. Restrepo: 81,666 (of which 45,415 were exercisable as of March 31, 2019); and Mr. Hukku: 50,000 (of which none were exercisable as of March 31, 2019).

(3)      Steven R. Isaac was not nominated for re-election and his term ended on September 9, 2019, the date of the 2019 Annual Meeting.

(4)      Atul Kanagat was not nominated for re-election and his term ended on September 9, 2019, the date of the 2019 Annual Meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.majesco.com.

In the performance of its oversight function, the audit committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2019 with management and with our independent registered public accounting firm. In addition, the audit committee has discussed the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, with MSPC, our independent registered public accounting firm for the fiscal year ended March 31, 2019. The audit committee has also received and reviewed the written disclosures and the letter from MSPC required by the applicable requirements of the PCAOB and has discussed with MSPC their independence from us.

Based on the review and discussions referenced above, the audit committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Audit Committee:

Earl Gallegos, Chairman

Dr. Arun Maheshwari

Atul Kanagat

Robert R. Restrepo, Jr.

The foregoing report of the audit committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Elster, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

Name	Age	Position(s)
Adam Elster	52	Chief Executive Officer
Prateek Kumar	43	Executive Vice President, Americas
Wayne Locke	55	Chief Financial Officer
James Miller	53	Chief Revenue Officer
Edward Ossie	65	Chief Operating Officer
Mallinath Sengupta	58	Executive Vice President, Global Services & Support
Manish D. Shah	47	President and Chief Product Officer

Prateek Kumar has served as Executive Vice President at Majesco since February 2015, and Executive Vice President, Americas since May 2019, responsible for acquiring new customers and deepening relationships with customers across both the L&A and P&C lines of business. Mr. Kumar oversees sales, client relationships, pre-sales and new strategic initiatives. Prior to this, he served as Senior Vice President of Sales and Account Management from 2014 to February 2015, as Vice President from 2010 to 2014 and as Assistant Vice President of Majesco from 2008 to 2010 and, in these roles, was responsible for acquiring new customers and deepening relationships with existing customers. Mr. Kumar was previously an Assistant Vice President with Systems Task Group (“STG”), a New York based P&C insurance software firm, from 2003 to 2008, when STG was acquired by Majesco. Prior to Majesco, Mr. Kumar worked as a consultant with the Exeter Group in the areas of IT strategy, planning and program management from 2000 to 2002. He holds a B.A. from Kurukshetra University (Kurukshetra, India) and an M.B.A. from Virginia Polytechnic Institute and State University with specialization in Information and Decision Support Systems.

Wayne Locke has served as Majesco’s Chief Financial Officer since April 8, 2019. Since August 2017, Wayne Locke has served as a Senior Director at Capgemini providing financial and operational consulting services to insurance organizations. Prior to that he was the President of WEL Consulting, LLC, a financial operations firm providing interim chief financial officer services. From 2006 until 2014, Mr. Locke served as a Partner in the Consulting Practices of Mazars LLP and SMART Consulting Business Advisory, full-service advisory and consulting platforms, offering innovative financial and operational solutions for large and middle market organizations. From 2003 until 2006, Mr. Locke served as the Vice President Finance for the Administrative Reinsurance Division of Swiss Re Life & Health America Corp., a company engaged in life and health insurance and reinsurance. Mr. Locke also previously served as the Chief Financial Officer of the Bankmark Division of Mellon Investor Services Corp.; Controller of the Financial Guarantee Insurance Company (Division of GE Capital); Manager, Consulting Group at Deloitte Consulting Group, LLP; Manager, Corporate Internal Audit at AIG; and as an Audit Senior at RSM. Mr. Locke is a CPA in the state of New York, and he received his MBA in Finance from Baruch College, City University of New York and BS in Accounting from Brooklyn College, City University of New York.

James Miller has served as Chief Revenue Officer of Majesco since March 2019. From 1997 to November 2018, James Miller has served in various capacities at CA, Inc. (Nasdaq: CA) (“CA”), a $4.5bn Fortune 500 global leader in software solutions. Specifically, Mr. Miller has served in the roles of Senior Vice President, Sales; Vice President, Business Unit Strategy; Acquisition Integration Executive; Vice President of Sales; Sales Manager; and Sales Representative. In addition, since 2012, Mr. Miller has served as a member of the board of Montgomery Township Licensing Appeal Board Commission. He also served on various committees at CA including the Mainframe Customer Advisory Committee, the Security Customer Advisory Committee, the Security Technology Counsel and the Compensation Redesign Committee. Mr. Miller received a B.A. in economics from the University of Maryland.

Edward Ossie has served as Majesco’s Chief Operating Officer since January 2015, responsible for driving the Company’s growth, strategy, operational initiatives, marketing, partnerships and corporate development. Prior to joining Majesco, Mr. Ossie was Vice President and Director at Corum Group, a Seattle, WA-based global mergers and acquisitions advisory firm focused on the technology sector, from 2011 to 2014. In this role, he advised a number of high-growth technology businesses on how they might shape and scale their operations to achieve growth, relevance and profitability. From 2011 to 2014, Mr. Ossie also served on the Majesco North America Advisory Board, as well as on the board of directors of Majesco Software & Solutions from 2013 to January 2015. From 2001 to 2010, Mr. Ossie served in a variety of roles at London Stock Exchange-listed insurance software and business process services firm

Innovation Group plc (“Innovation Group”), including Group President and COO, Technology Division, and also served as a member of the board of directors of Innovation Group from 2001 to 2005. From 1996 to 2001, Mr. Ossie was as CEO of MTW Corporation (“MTW”), also an insurance software and business process services company, and along with his investment partner, the Halifax Capital Group, led the sale of MTW to Innovation Group. Earlier in his career, Mr. Ossie spent 19 years at Texas Instruments, during the last four of which, he was Division Manager and Vice President for the Software Group, which grew from the scale of a start-up to 1,300 employees within the course of five years. Mr. Ossie has been Chairman of CertTech LLC from 2011 to present, and has served as a director of Social Security Solutions Inc. from 2011 to present. Mr. Ossie graduated with a Bachelor’s of Science degree from Missouri State University and has attended select Executive Programs at the Stanford University Graduate School of Business.

Mallinath Sengupta served as the Executive Vice President and Head of P&C Delivery from November 2017 until December 2018 at which time he transitioned to serving as Executive Vice President and Head of Services & Support and then as Executive Vice President, Americas, since May 2019. In his role, Mr. Sengupta is responsible for delivering and supporting client programs that meet customer expectations. Mr. Sengupta has over 30 years of international experience. In his long career in the IT industry, he has performed various roles that include large-scale delivery (team size exceeding 10,000), Account Management, Pre-Sales, Engagement Initiation and Product Development. From 2009 until 2017, Mr. Sengupta served as Senior Vice President of Mphasis Corp, an IT services company. In addition, he previously worked for Wipro, an IT services company, in various capacities. From 2002 until 2009 Mr. Sengupta served as Vertical Head — Aerospace and Industrial Manufacturing Vertical of Wipro and from 1991 until 1996 he served as Regional Manager of Wipro. From 1996 until 1999, Mr. Sengupta served as Manager — IT Services Sales for NIIT Technologies, a leading global IT solutions organization servicing customers across the Americas, Europe, Asia and Australia. Mr. Sengupta is an alum of Indian Institute of Management, Bangalore.

Manish D. Shah has served as our President and Chief Product Officer since March 2019. Prior to that, from June 2015 until March 2019, Mr. Shah served as our Executive Vice President. Mr. Shah served as a director and the President of Cover-All since November 2008 and as Chief Executive Officer of Cover-All from July 2013 until our merger with Cover-All. Mr. Shah served as Cover-All’s Chief Technology Officer from 2004 to July 2013. Prior to joining Cover-All, Mr. Shah held several technology management positions independently and with Tata Consultancy Services for over a decade, serving a wide variety of industries including property and casualty insurance. There, he was responsible for business development, product and project management and solution consulting to various enterprises including many Fortune 500 companies. Mr. Shah earned his M.B.A. from Columbia University and a Bachelor of Science degree in Computer Science from MS University of Baroda, India.

EXECUTIVE COMPENSATION

We are an emerging growth company and may take advantage of certain exemptions from various reporting requirements that are otherwise applicable to public companies that are not emerging growth companies including, but not limited to, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a non-binding shareholder advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we no longer are an emerging growth company. See “Explanatory Note” above.

Our principal executive officers during our fiscal year ended March 31, 2019 and two other most highly compensated executive officers who were serving at the end of our fiscal year ended March 31, 2019 (whom we collectively refer to as our “named executive officers”) are:

•        Adam Elster — Chief Executive Officer (since October 1, 2018)

•        Manish D. Shah — President and Chief Product Officer

•        James Miller — Chief Revenue Officer (since March 18, 2019)

•        Ketan Mehta — Chief Executive Officer (until October 1, 2018) and President (until March 15, 2019)

Summary Compensation Table

The following table shows the annual compensation paid to or earned by our named executive officers for the fiscal years ended March 31, 2019 and March 31, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(14)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Adam Elster,	2019	250,000	—		3,202,000	—	264,915	1,128	(4)	3,718,043
Chief Executive Officer(3)	2018	—	—		—	—	—	—		—
Manish Shah,	2019	325,000	328,800	(6)	—	—	121,065	1,384	(7)	776,249
President and Chief Product Officer(5)	2018	325,000	—		—	61,800	100,000	9,359	(8)	496,159
James Miller,	2019	13,542	—		543,000	—	—	50	(10)	556,592
Chief Revenue Officer(9)	2018	—	—		—	—	—	—		—
Ketan Mehta,	2019	204,167	—			325,000	102,083	1,002	(12)	632,252
Former Chief Executive Officer and President(11)	2018	350,000	—		—	61,800	100,000	3,639	(13)	515,439

____________

(1)      The amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, Accounting for Stock Options and Other Stock-Based Compensation. See Note 16 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for the assumptions used in calculating these amounts.

(2)      The amounts represent annual cash performance-based bonuses earned by our named executive officers pursuant to the achievement of certain company and individual performance objectives in the fiscal year under the Majesco Performance Bonus Plan. See “Majesco Performance Bonus Plan” below.

(3)      Adam Elster was appointed as Chief Executive Officer of Majesco on October 1, 2018.

(4)      This amount reflects employer contributions to the 401(k) Plan of $417, a mobile device allowance of $600 and contributions made by Majesco for insurance of $111.

(5)      Manish Shah was promoted from Executive Vice President, Products to President and Chief Product Officer of Majesco on March 15, 2019.

(6)      Manish Shah was awarded a special one-time bonus for the success of the L&A MetLife transaction.

(7)      This amount reflects employer contributions to the 401(k) Plan of $677, a mobile device allowance of $300 and contributions made by Majesco for insurance of $407.

(8)      This amount reflects employer contributions to the 401(k) Plan of $3,250, an automobile allowance of $4,909 and a mobile phone allowance of $1,200.

(9)      James Miller was appointed as Chief Revenue Officer of Majesco on March 18, 2019, and was not entitled to any bonus for the fiscal year ended March 31, 2019.

(10)    This amount reflects a mobile device allowance of $50.

(11)    Ketan Mehta ceased to act as Chief Executive Officer of Majesco on October 1, 2018 and ceased to act as President of Majesco on March 15, 2019.

(12)    This amount reflects employer contributions to the 401(k) Plan of $438, a mobile device allowance of $300 and contributions made by Majesco for insurance of $264.

(13)    This amount reflects employer contributions to the 401(k) Plan of $2,439 and a mobile device allowance of $1,200.

(14)    The amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718, Accounting for Stock Options and Other Stock-Based Compensation. See Note 16 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for the assumptions used in calculating these amounts. With respect to performance vesting restricted stock units, the value above reflects the value of the probable outcome of performance conditions (i.e., $937,000 with respect to Mr. Elster). The grant date value of such awards, assuming maximum performance, is $2,625,000 with respect to Mr. Elster. For a further description of such performance awards, please see the description of Mr. Elster’s employment agreement set forth in the following section of this proxy statement: “Executive Compensation — Employment Agreements.”

Majesco Performance Bonus Plan

Each of our named executive officers participates in, and is eligible to receive a bonus under, the Majesco Performance Bonus Plan (the “Performance Bonus Plan”). For our fiscal year ended March 31, 2019, the threshold, target and maximum bonus (as a percentage of base salary) that each of our named executive officers was eligible to receive is set forth in the table below:

Name	Threshold Bonus(1)	Target Bonus	Maximum Bonus
Adam Elster, Chief Executive Officer(2)	80%	100%	130%
Manish D. Shah, President and Chief Product Officer(3)	24%	30%	39%
James Miller, Chief Revenue Officer(4)	—	—	—
Ketan Mehta, Former Chief Executive Officer and President(5)	40%	50%	65%

____________

(1)      The threshold bonus detailed here refers to the lowest percentage attainment with respect to a performance goal that the named executive officer could receive. Accordingly, a named executive officer could receive a bonus beneath this percentage if, for example, the named executive officer attained the threshold with respect to one target, but did not attain the threshold with respect to all other targets.

(2)      Adam Elster was appointed as Chief Executive Officer of Majesco on October 1, 2018.

(3)      Manish Shah was promoted from Executive Vice President, Products to President and Chief Product Officer of Majesco on March 15, 2019.

(4)      James Miller was appointed as Chief Revenue Officer of Majesco on March 18, 2019.

(5)      Ketan Mehta ceased to act as Chief Executive Officer of Majesco on October 1, 2018 and ceased to act as President of Majesco on March 15, 2019.

Bonuses for fiscal 2019 under the Performance Bonus Plan are generally awarded based on the achievement of both company performance linked targets (the total dollar value of contracts signed during the year, revenue and adjusted EBITDA) and individual performance targets set by the compensation committee. (See our annual report on Form 10-K for the fiscal year ended March 31, 2019 for our definition of Adjusted EBITDA and a description of how the number is calculated from our audited financial statements which is used for purposes of calculating bonuses).The threshold bonus payable for any given company performance-linked target would occur if at least 80% of the given company performance-linked target is achieved. Once the 80% threshold is achieved for such company performance-linked target, a named executive officer’s entitlement to a performance bonus with respect to such target would increase by 2.5% for each 1% of additional attainment against such target up to 112% achievement of the target. The threshold bonus payable for any given individual performance target would occur if at least 50% of the given individual performance target is achieved. Once the 50% threshold is achieved for such individual performance target, a named executive officer’s entitlement to a performance bonus will be based on a performance assessment and rating determination of the compensation committee. Maximum payout is capped at 130%.

For the fiscal year ended March 31, 2019, entitlement of Mr. Elster to a performance-based bonus was based 100% on the percentage achievement of Company performance-linked targets (the total dollar value of contracts signed during the year, revenue and adjusted EBITDA and cloud subscription revenue). Based on the compensation committee’s review of the Company performance against these goals, Mr. Elster received a $264,915 bonus for our fiscal year ended March 31, 2019.

For the fiscal year ended March 31, 2019, entitlement of Mr. Shah to a performance-based bonus was based (i) 30% on the percentage achievement of Company performance-linked targets (the total dollar value of contracts signed during the year, revenue and adjusted EBITDA) and (ii) 70% on the percentage achievement of individual performance targets (meet product release plan, success of customer accounts, support delivery success, cloud positioning and product support). Based on the compensation committee’s review of the Company and individual performance against these goals, Mr. Shah received a $121,065 bonus for our fiscal year ended March 31, 2019.

For the fiscal year ended March 31, 2019, Mr. Miller did not receive any bonus.

Since Ketan Mehta ceased to be our Chief Executive Officer effective as of October 1, 2018, the compensation committee determined to prorate his target bonus of 50% for the fiscal year ended March 31, 2019 such that he received 100% of his target bonus prorated for the period served. Accordingly, Mr. Mehta received a $102,083 bonus for our fiscal year ended March 31, 2019. Mr. Mehta did not receive any threshold or maximum bonus for the fiscal year ended March 31, 2019.

For the fiscal year ended March 31, 2019, the Company awarded Mr. Shah an additional bonus in the amount of $328,800 for the success of the L&A MetLife transaction.

Employment Agreements

We have employment and other service agreements and offer letters with all of our named executive officers. The following is a summary of the material terms of each employment agreement.

Adam Elster

On September 20, 2018, we entered into an employment offer letter with Adam Elster that became effective on October 1, 2018 (the “Elster Effective Date”) pursuant to which Mr. Elster serves as our Chief Executive Officer (the “Elster Offer Letter”). Pursuant to the terms of the Elster Offer Letter, Mr. Elster will (i) receive an annual base salary of $500,000, subject to periodic review for increase (but not decrease) and (ii) be eligible to receive an annual bonus, with a target bonus equal to 100% of his then current base salary, which bonus (which can be higher or lower than target bonus) will be determined by the Board or the compensation committee of the Board based upon the achievement of certain performance goals to be established by the Board (or compensation committee of the Board) in consultation with Mr. Elster. Mr. Elster will be eligible for a pro-rata bonus (based on how long he was employed by us during the fiscal year) for any partial fiscal year of employment. In addition, Mr. Elster received 300,000 restricted stock units under the Majesco 2015 Equity Incentive Plan (the “Majesco 2015 Plan”) or any successor plan (“RSUs”) on the Elster Effective Date that will vest ratably over a period of three years following grant, with the first installment vesting on the first anniversary of the Elster Effective Date. Mr. Elster will also be eligible to receive annual grants of RSUs within 30 days of each anniversary of the Elster Effective Date (starting with the first anniversary of the Effective Date) if the price of the Company’s stock increases (during the 12 months period commencing on the Elster Effective Date and the first anniversary of the Elster Effective Date) by 150% or more (in which case Mr. Elster will receive a grant of RSUs with a fair value of $2,625,000), by 135% or more (in which case Mr. Elster will receive a grant of RSUs with a fair value of $1,875,000) or 125% (in which case Mr. Elster will receive a grant of RSUs with a fair value of $937,000). The performance criteria and performance hurdles can be adjusted annually by the Board in consultation with Mr. Elster and may relate to performance criteria unrelated to stock price. These RSUs will vest ratably over a three year period on each of the first three anniversaries of their grant date. Mr. Elster will also be eligible to receive annual grants of RSUs within 2 ½ months of the end of each fiscal year (beginning with the fiscal year commencing on April 1, 2019) if the performance criteria for such fiscal year set by the Board in consultation with Mr. Elster are met for such fiscal year at maximum performance (in which case Mr. Elster will receive a grant of RSUs with a fair value of $875,000), at target performance (in which case Mr. Elster will receive a grant of RSUs with a fair value of $625,000), and at threshold performance (in which case Mr. Elster will receive a grant of RSUs with a fair value of $325,000). These RSUs will vest ratably over a three year period on each of the first three anniversaries of their grant date.

Pursuant to the terms of the Elster Offer Letter, except if Mr. Elster’s employment is terminated by the Company for Cause (as defined in the Elster Offer Letter) or Mr. Elster resigns without Good Reason (as defined in the Elster Offer Letter), Mr. Elster will receive any earned but unpaid bonus for the fiscal year preceding the date of termination and a pro-rated annual bonus for the year in which the termination occurs (based on the time employed during such fiscal year) and based on actual performance during such fiscal year. In addition, if we terminate Mr. Elster’s employment without Cause or Mr. Elster resigns for Good Reason, then subject to his execution and non-revocation of a release of claims, Mr. Elster shall receive severance equal to 12 months of his then-current base salary; provided, however, if Mr. Elster’s employment is terminated within 120 days prior to, or twelve months following, a change of control of the Company, Mr. Elster will receive two times the sum of his then-current base salary plus his target annual bonus (in each case payable over a period of 12 months following his release becoming effective). In addition, if Mr. Elster timely elects and remains eligible for coverage pursuant to COBRA, we will pay or reimburse him an amount equal to the full monthly premium for COBRA continuation coverage under our medical plans as in effect on the date of his termination with respect to the level of coverage in effect for Mr. Elster and his eligible dependents as of the date of his termination, with respect to the period from the date of his termination until the earlier of (x) 12 months following such date and (y) the date he becomes eligible for continued coverage under a subsequent employer’s health plan. Any unvested RSUs will be immediately forfeited upon the termination of Mr. Elster’s employment; provided, however, if Mr. Elster’s employment is terminated within 120 days prior to, or twelve months following, a change of control, all unvested RSUs will immediately vest.

Mr. Elster will also be subject to certain restrictions on competition and solicitation of customers, employees and consultants during his employment with Majesco and for 12 months thereafter, subject to certain exceptions.

Manish D. Shah

On March 7, 2012, Cover-All Technologies Inc. entered into an employment agreement with Manish D. Shah, which was amended on July 1, 2013, and further amended and restated on February 27, 2015 (the “Shah Effective Date”) and assumed by Majesco in the merger with Cover-All Technologies Inc. in June 2015.

Under this agreement, Mr. Shah was paid an annual base salary of $325,000 during our fiscal year ended March 31, 2019, plus benefits and the use of a company car, including maintenance and repair expenses in connection with the use of the car. Mr. Shah is eligible to earn an annual target bonus equal to 30% of his annual salary under the Performance Bonus Plan subject to the attainment of annual Company and/or individual performance goals as determined by the Board.

In connection with his promotion, on March 12, 2019, Majesco amended Mr. Shah’s employment agreement (“Amendment”) pursuant to which, effective as of April 1, 2019, the compensation committee of the Board increased Mr. Shah’s base salary to $350,000 per year and provided that Mr. Shah’s target bonus under the Performance Bonus Plan will be up to $175,000 as determined by the Board or the compensation committee based upon the achievement of certain performance goals to be established by the Board (or compensation committee).

The agreement is for a term of three years from the Shah Effective Date; provided, however, that Mr. Shah may terminate the agreement for Good Reason (as defined in the agreement), or Majesco may terminate the agreement without Cause (as defined in the agreement), upon 10 business days’ written notice to the other party. Additionally, each of Mr. Shah and Majesco may terminate the agreement immediately at any time, for Cause or without Good Reason, as the case may be, upon written notice to the other party. The term shall automatically be extended for an additional one-year period on the third anniversary of the Shah Effective Date and on each such subsequent anniversary date thereafter unless, not later than 90 days prior to any such anniversary, either party gives notice to the other party that the term shall not be extended or further extended beyond its then automatically extended term.

If we terminate Mr. Shah’s employment without Cause or if Mr. Shah terminates the agreement for Good Reason, Mr. Shah will be entitled to receive (i) any and all earned but unpaid annual salary and earned but unused vacation and other earned paid time off through and including the termination date; (ii) reimbursement for his unreimbursed business expenses incurred through and including the termination date; (iii) such employee benefits (including equity compensation), if any, as to which he may be entitled under our employee benefit plans as of the termination date; and (iv) a pro rata portion of the bonus payment based upon the number of days he was employed during the fiscal year for which such bonus is computed to the extent the goals applicable to such bonus are actually met for the fiscal year in question. In addition, he will be entitled to receive a severance payment equal to an amount determined by (x) dividing his highest annual salary over the past 12 months prior to the applicable termination of employment by twelve (12)

to determine the monthly salary and then (y) multiplying such monthly salary by six (6). Payment of the severance payment is conditioned upon Mr. Shah’s timely execution and non-revocation, of a general release releasing Majesco from most claims.

The agreement also contains a confidentiality provision, a non-solicitation covenant and a mutual non-disparagement clause.

James Miller

On March 12, 2019, we entered into an employment agreement with James Miller that became effective on March 18, 2019 (the “Miller Effective Date”) pursuant to which Mr. Miller serves as our Chief Revenue Officer (the “Miller Offer Letter”). Pursuant to the terms of the Miller Offer Letter, Mr. Miller will (i) receive an annual base salary of $325,000 and (ii) be eligible to receive an annual bonus of up to $250,000. In addition, Mr. Miller received 75,000 RSUs under the Majesco 2015 Plan on March 18, 2019. The RSUs will vest ratably over a period of three years following grant, with the first installment vesting on the first anniversary of the Miller Effective Date. Mr. Miller will also be entitled to participate in benefit plans in effect for senior executives, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. In addition, Majesco provides a completely employer paid insurance protection under Life and AD&D which is 1.5 times the base salary and up to $500,000.

Pursuant to the terms of the Miller Offer Letter we may terminate Mr. Miller’s employment at any time without Cause (as defined in the Miller Offer Letter) on two weeks prior notice or with Cause, and Mr. Miller may terminate his employment at any time by providing two weeks prior notice. In the event that Mr. Miller’s employment is terminated by us without Cause, Mr. Miller will receive a lump sum payment equal to six months of his then base salary and the pro-rated portion of any annual bonus Mr. Miller may be entitled to (the “Miller Severance Payment”) subject to execution of a release of claims. In the event that Mr. Miller’s employment is terminated for a Change in Control (as defined in the Miller Offer Letter) or Mr. Miller terminates his employment for Good Reason (as defined in the Miller Offer Letter) as a result of a Change in Control, Mr. Miller will receive the Miller Severance Payment. In addition, in such cases of termination in relations to a Change of Control, the vesting of all his all equity awards will be accelerated (except if he is terminated for Cause).

Mr. Miller will also be subject to certain restrictions on competition and solicitation of customers, employees and consultants during his employment with Majesco and for 12 months thereafter, subject to certain exceptions.

Ketan Mehta

We entered into an employment letter agreement with Mr. Ketan Mehta as of September 4, 2013, pursuant to which Mr. Mehta was paid an annual base salary of $350,000 for serving as our President and Chief Executive Officer during our fiscal year ended March 31, 2019. In addition, Mr. Mehta was eligible for a cash bonus pursuant to the Performance Bonus Plan. Effective March 15, 2019, Mr. Mehta ceased to act as President of the Company and effective October 1, 2018, Mr. Mehta ceased to act as Chief Executive Officer of the Company.

On October 1, 2018, Mr. Mehta became Chairman of the Board and in such capacity will receive $100,000 payable in cash annually ($25,000 per quarter) and a grant of options to purchase 100,000 shares of common stock of the Company under the Majesco 2015 Plan. On November 1, 2018, the compensation committee awarded Mr. Mehta the 100,000 options. The options will vest 33.33% annually over three years. Mr. Mehta will also be entitled to the committee meeting fees and expense reimbursements payable under Majesco’s policy for compensation of non-employee directors. On October 29, 2018, the Board also determined to permit the continued vesting of the unvested option awards of Mr. Mehta which would have otherwise forfeited following termination of his employment as Chief Executive Officer of the Company, subject to Mr. Mehta’s continued service as Chairman of the Board.

Potential Payments Upon a Termination or Change in Control

Each of our named executive officers is entitled to severance or notice pay in the event of a termination by us without cause. Messrs. Elster, Miller and Shah are also entitled to severance in the event of a resignation by such named executive officer for good reason. The details of such severance arrangements are described above in the section titled “— Employment Agreements.”

Additionally, our compensation committee of the Board may in its sole discretion, cause any unvested equity awards to become vested and exercisable in whole or in part in the event of a change in control.

Equity Awards During Fiscal Years Ended March 31, 2019 and 2018

The Majesco 2015 Plan governs all of our outstanding equity awards. We generally award option awards to our employees.

Until January 30, 2018, our option awards generally vested in four equal annual installments commencing on the one-year anniversary of grant. After January 30, 2018, our option awards generally vest in three equal annual installments commencing on the one-year anniversary of grant.

All options will expire no later than the tenth anniversary after grant. If an employee is terminated for any reason except for Cause (as defined in the Majesco 2015 Plan) or the employee’s death or Disability (as defined in the Majesco 2015 Plan), then the employee may exercise any vested portion of his/her options within 90 days after his/her termination. If an employee is terminated due to his/her death or Disability (or the employee dies within 90 days after his/her termination, other than for Cause), then the employee or his/her legal representative, or authorized assignee, may exercise any vested portion of his/her options no later than 12 months after the termination date of employment (or such shorter period which shall not be less than 6 months or such longer time period as may be determined by the Company’s compensation committee). In no event will an employee be entitled to exercise the option after its original expiration date. Unless otherwise provided by the Company’s compensation committee, all options which are not vested at the time of the employee’s termination will be immediately forfeited. In addition, all options will be forfeited if an employee’s employment is terminated for Cause.

On July 26, 2017, we awarded Messrs. Mehta and Shah options under the Majesco 2015 Plan to purchase 30,000 shares of our common stock with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 equal to $61,800. The options have an exercise price of $4.85 per share and are subject to time-based vesting conditions as described below in the section titled “— Outstanding Equity Awards at Fiscal Year-End.”

On October 1, 2018, we awarded Mr. Elster restricted stock units under the Majesco 2015 Plan for 300,000 shares of our common stock with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 equal to $2,265,000. The restricted stock units are subject to time-based vesting conditions as described below in the section titled “— Outstanding Equity Awards at Fiscal Year-End.”

On November 1, 2018, we awarded Mr. Mehta options under the Majesco 2015 Plan to purchase 100,000 shares of our common stock with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 equal to $325,000. The options have an exercise price of $7.40 per share and are subject to time-based vesting conditions as described below in the section titled “— Outstanding Equity Awards at Fiscal Year-End.”

On March 18, 2019, we awarded Mr. Miller restricted stock units under the Majesco 2015 Plan for 75,000 shares of our common stock with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 equal to $543,000. The restricted stock units are subject to time-based vesting conditions as described below in the section titled “— Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding option and restricted stock unit awards held by each of our named executive officers that were outstanding as of March 31, 2019. There were no stock awards or other equity awards outstanding as of March 31, 2019.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Adam Elster	—		—		—	—	—	300,000	(2)	2,115,000	265,957	$937,000	(15)
Chief Executive Officer(1)
Manish D. Shah	7,500		22,500	(4)	—	4.85	07/26/2027	—		—	—	—
President and Chief	15,000		15,000	(5)	—	5.75	01/23/2027	—		—	—	—
Product Officer(3)	5,000		5,000	(6)	—	5.18	06/03/2026	—		—	—	—
	10,000		10,000	(7)	—	6.22	05/09/2026	—		—	—	—
	62,499		20,834	(8)	—	4.92	06/29/2025	—		—	—	—
	86,564	(9)	—		—	7.72	3/7/2022	—		—	—	—
James Miller			—		—	—	—	75,000	(10)	528,750	—	—
Chief Revenue Officer
Ketan Mehta,	125,000	(11)	41,667		—	4.92	6/29/2025	—		—	—	—
Former Chief Executive	5,000	(12)	5,000		—	5.18	6/3/2026	—		—	—	—
Officer and President	7,500	(13)	22,500		—	4.85	7/26/2027	—		—	—	—
	0	(14)	100,000		—	7.40	11/1/2028	—		—	—	—

____________

(1)      Adam Elster was appointed as Chief Executive Officer of Majesco on October 1, 2018.

(2)      Restricted stock units to purchase 300,000 shares of our common stock were granted to Mr. Elster on October 1, 2018 under the Majesco 2015 Plan. As of March 31, 2019, none of these restricted stock units were vested. The restricted stock units, subject to Mr. Elster’s continued employment, vest annually in equal installments over the three year period following the grant date.

(3)      Manish Shah was promoted from Executive Vice President, Products to President and Chief Product Officer of Majesco on March 15, 2019.

(4)      Options to purchase 30,000 shares of our common stock were granted to Mr. Shah on July 26, 2017 under the Majesco 2015 Plan. As of March 31, 2019, 7,500 of these options were exercisable. The options, subject to Mr. Shah’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(5)      Options to purchase 30,000 shares of our common stock were granted to Mr. Shah on January 23, 2017 under the Majesco 2015 Plan. As of March 31, 2019, 15,000 of these options were exercisable. The options, subject to Mr. Shah’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(6)      Options to purchase 10,000 shares of our common stock were granted to Mr. Shah on June 3, 2016 under the Majesco 2015 Plan. As of March 31, 2019, 5,000 of these options were exercisable. The options, subject to Mr. Shah’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(7)      Options to purchase 20,000 shares of our common stock were granted to Mr. Shah on May 9, 2016 under the Majesco 2015 Plan. As of March 31, 2019, 10,000 of these options were exercisable. The options, subject to Mr. Shah’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(8)      Options to purchase 83,333 shares of our common stock were granted to Mr. Shah on June 29, 2015 under the Majesco 2015 Plan. As of March 31, 2019, 62,499 of these options were exercisable. The options, subject to Mr. Shah’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(9)      Options to purchase 86,564 shares of our common stock were granted to Mr. Shah on March 7, 2012 in connection with our merger with Cover-All. As of March 31, 2018 all of these options were exercisable.

(10)    Restricted stock units to purchase 75,000 shares of our common stock were granted to Mr. Miller on March 18, 2019 under the Majesco 2015 Plan. As of March 31, 2019, none of these restricted stock units were vested. The restricted stock units, subject to Mr. Miller’s continued employment, vest annually in equal installments over the three year period following the grant date.

(11)    Options to purchase 166,667 shares of our common stock were granted to Mr. Mehta on June 29, 2015 under the Majesco 2015 Plan. As of March 31, 2019, 125,000 of these options were exercisable. The options, subject to Mr. Mehta’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(12)    Options to purchase 10,000 shares of our common stock were granted to Mr. Mehta on June 3, 2016 under the Majesco 2015 Plan. As of March 31, 2019, 5,000 of these options were exercisable. The options, subject to Mr. Mehta’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(13)    Options to purchase 30,000 shares of our common stock were granted to Mr. Mehta on July 26, 2017 under the Majesco 2015 Plan. As of March 31, 2019, 7,500 of these options were exercisable. The options, subject to Mr. Mehta’s continued employment, vest and become exercisable annually in equal installments over the four-year period following the grant date.

(14)    Options to purchase 100,000 shares of our common stock were granted to Mr. Mehta on November 1, 2018 under the Majesco 2015 Plan. As of March 31, 2019, none of these options were exercisable. The options, subject to Mr. Mehta’s continued service, vest and become exercisable annually in equal installments over the three-year period following the grant date.

(15)    The Restricted stock units granted to Mr. Elster vest ratably over a period of three years following grant, with the first installment vesting on the first anniversary of the Elster Effective Date. Mr. Elster will receive a grants of RSUs within 30 days of an anniversary of the Elster Effective Date if the price of the Company’s stock increases (during the 12 months period commencing on the Elster Effective Date and the first anniversary of the Elster Effective Date) by 150% or more (in which case Mr. Elster will receive a grant of RSUs with a fair value of $2,625,000), by 135% or more (in which case Mr. Elster will receive a grant of RSUs with a fair value of $1,875,000) or 125% (in which case Mr. Elster will receive a grant of RSUs with a fair value of $937,000).

Retirement and Welfare Benefits

We maintain a 401(k) Plan in which our employees, including our named executive officers, who are 21 years of age or older, participate. Employees can contribute up to 75% of their eligible pay, subject to maximum amounts allowed under law. We provide matching contributions of 25% on the first 4% on contributions under the 401(k) Plan.

We also contribute to medical, disability and other standard insurance plans for all full-time employees, including our named executive officers.

Employee Stock Purchase Plan

We also maintain the Majesco Employee Stock Purchase Plan, or the ESPP, a broad-based employee plan in which our employees, including our named executive officers, may purchase our common stock at up to a 15% discount.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended March 31, 2019 and March 31, 2018 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

All currency amounts set forth below are in thousands unless indicated otherwise.

Majesco Limited, a public limited company domiciled in India whose equity shares are listed on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited owns 70.13% of our issued and outstanding common stock as of the Record Date and Mastek (UK) Ltd., a private limited company organized under the laws of the United Kingdom (“Mastek UK”), owns 11.75% of our issued and outstanding common stock as of the Record Date. Mastek UK is a wholly-owned subsidiary of Mastek Limited.

Since our listing on the NYSE American in June 2015 and subsequent listing on the NASDAQ Global Market in February 2019, all related party transactions are reviewed and approved ratified by our audit committee which is composed entirely of independent directors. Prior to June 2015, our Board reviewed and approved or ratified all of our related party transactions.

Reimbursement of Expenses

Majesco reimburses expenses incurred by Majesco Limited attributable to shared resources with Majesco Limited that are in the process of being separated after the separation of Mastek Ltd.’s insurance related operations, including air travel, travel insurance, telephone costs, utility charges, insurance costs, administrative personnel costs, software and hardware costs and third party license costs, less receivables from Majesco Limited for similar expenses. The amount receivable from Majesco Limited for reimbursement of expenses as on March 31, 2019 and March 31, 2018 is $5 and $98, respectively.

Majesco also reimburses the insurance premium paid by Majesco Limited for the insurance policy at the Majesco Limited group level pertaining to the employees of Majesco Software and Solutions India Private Limited (“MSSIPL”). During the year ended March 31, 2019 MSSIPL paid $68 to Majesco Limited toward such insurance premium.

Leases

MSSIPL entered into an operating lease for its operation facilities in Mahape, India, as lessee, with Majesco Limited, Majesco’s parent company, as lessor. The approximate aggregate annual rent payable to Majesco Limited under this lease agreement is $1,352. The lease is effective June 1, 2015 and expires on May 31, 2020.

MSSIPL also entered into a lease for facilities for its operations in Pune, India, with Mastek Ltd. as lessor. The lease is effective June 1, 2015 and expires on May 31, 2020. MSSIPL has also entered into a supplementary lease for its operations in Pune, India, with Mastek Ltd. as lessor. The lease is effective April 1, 2016 and expires on May 31, 2020. The approximate aggregate annual rent payable to Mastek Ltd. under these lease agreements is $410. On June 1, 2018, MSSIPL gave notice to Mastek Ltd. of its termination of both leases with an effective termination date of November 30, 2018.

Rental expenses paid by MSSIPL to Majesco Limited for use of premises for the years ended March 31, 2019 and March 31, 2018 was $1,352 and $1,304, respectively. Rental expenses paid by MSSIPL to Mastek Ltd. for use of premises for the years ended March 31, 2019 and March 31, 2018 were $308 and $397, respectively.

Joint Venture Agreement

On September 24, 2015, MSSIPL and Mastek (UK) Limited, a wholly owned subsidiary of Mastek Ltd. (“Mastek UK”), entered into a Joint Venture Agreement (the “Joint Venture Agreement”) pursuant to which the two companies agreed to work together to deliver services to third parties under the terms of the Joint Venture Agreement, which services comprise the delivery of development, integration and support services to third parties by use of Mastek Ltd.’s development, integration and support methodologies and tools. The Joint Venture Agreement is effective September 24, 2015 and will remain in force, unless terminated by either party upon three months’ notice in writing to the other of its intention to terminate the Joint Venture Agreement. The consideration for each party’s performance of its obligations under the Joint Venture Agreement is the performance of the other’s obligations under the same agreement, being services to the other. The services comprise in the case of Mastek Ltd., Mastek Ltd.’s development, integration and support methodologies and tools and business development services. In the case of MSSIPL, the services comprise the provision of leading edge technical expertise and advice. The parties will also exchange technical and business information.

Services Agreements

On August 2, 2016, Majesco Limited and MSSIPL entered into a master service agreement, effective as of June 30, 2016 pursuant to which MSSIPL provides software development services to Majesco Limited. Under this agreement, MSSIPL charges Majesco Limited cost plus a margin for the services rendered. Software development charges charged by MSSIPL under the agreement for the years ended March 31, 2019 and March 31, 2018 were $1,221 and $1,075, respectively.

On July 25, 2018, Majesco Limited and MSSIPL entered into an Intra Group Services Agreement (the “Intra-Group Agreement”) pursuant to which Majesco Limited provides certain sales and marketing services to MSSIPL in the Asia Pacific region (collectively, the “Services”). In consideration for the Services, MSSIPL pays Majesco Limited all direct and indirect operating costs of Majesco Limited incurred for the provision of the Services and which shall be allocated to MSSIPL on the basis of gross revenues plus a 10% mark-up. The mark-up will be subject to a periodic review. The Intra-Group Agreement became effective as of April 1, 2018 and will remain in effect until terminated. Either party may terminate the Intra-Group Agreement at any time upon 60 days prior written notice to the other. Expenses charged by Majesco Limited under the Intra-Group Agreement for the years ended March 31, 2019 was $100.

Guarantee

During the fiscal years ended March 31, 2019 and March 31, 2018, Majesco paid $31 and $48, respectively, to Majesco Limited as arrangement fees and guarantee commission for the guarantee given by Majesco Limited to HSBC Bank USA, National Association and ICICI Bank for the facilities taken by Majesco and its subsidiaries.

Lease with Exaxe Sellers

On October 14, 2004, Exaxe Consulting Limited entered into a lease (the “Lease”) with Norman Carroll, Philip Naughton and Luc Hemeryck for certain real property facilities for a term which initially expired on October 13, 2025. Pursuant to a Deed of Assignment dated December 6, 2017 between Exaxe Consulting Limited and Exaxe Limited, Exaxe Consulting Limited assigned Exaxe Limited the Lease for the balance of the term. Pursuant to Deed of Variation of the Lease which was executed, the term of the Lease will terminate on November 26, 2019. The monthly rental fee under the Lease is Eur 10. All Euros are in thousands unless otherwise indicated.

Employment Agreements

We have entered into employment agreements with our named executive officers that provide for salary, bonus and severance compensation. For more information regarding these employment agreements, see “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments Upon a Termination or Change of Control.”

Equity Issued to Executive Officers and Directors

We have granted equity incentives to our named executive officers and non-employee directors, as more fully described in “Executive Compensation — Employment Agreements,” “Executive Compensation — Equity Awards During Fiscal Years Ended March 31, 2019 and 2018” and “Proposal 1: Election of Directors — Corporate Governance — Compensation of Non-Employee Directors.”

Indemnification Agreements with our Directors and Officers

Our charter documents provide that we will indemnify our directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them because of having been a director or officer, if they acted in good faith and in a manner they reasonably believed to be in the best interests of Majesco, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

In addition, we have entered into indemnification agreements (the “Majesco Indemnification Agreements”) with certain of our officers and directors. These indemnification agreements supplement the indemnification rights under our charter documents and provide that we will, to the fullest extent permitted by law, indemnify such directors and officers against any and all expenses and liabilities incurred by each such indemnitees in the course of conduct of our business or the business of any of our affiliates. We will not be liable under the Majesco Indemnification Agreements to make any duplicate payment to any director or officer in respect of any expenses or liabilities to the extent such indemnitee has otherwise received payment under any insurance policy, our charter documents, other indemnity provisions or otherwise of the amounts which Majesco must otherwise pay under the Majesco Indemnification Agreements. In the event of an indemnification pursuant to the Majesco Indemnification Agreements, we may provide for and pay for the costs of the defense against any legal action in respect of liabilities as to which we have indemnified the director or executive officer, and the obligations to indemnify will continue to the extent provided in the indemnification agreements notwithstanding that the director or officer may no longer be a director or officer of Majesco. Further, pursuant to the Majesco Indemnification Agreements, we may maintain directors’ and officers’ liability insurance coverage.

We believe that these charter document provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our charter documents may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

PROPOSAL 2: RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected BDO as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020 and our Board has directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the shareholders at the 2019 Annual Meeting. Representatives of BDO are expected to be physically present at the 2019 Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

MSPC served as our independent registered public accounting firm from November 2014 until June 2019 at which time, the audit committee of the Board invited several public accounting firms to participate in a competitive selection process, necessitated by the desire to work with an accounting firm that has greater experience with insurance companies. As a result of this process, on June 27, 2019, the audit committee approved the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020, replacing MSPC.

During our two most recent fiscal years and subsequent interim period before the termination of MSPC as certifying accountant, the reports on our financial statements by MSPC for both years did not contain any adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles; nor was there any disagreement between us and MSPC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MSPC, would have caused MSPC to make reference to the subject matter of the disagreement in connection with its report issued in connection its audit of our financial statement for those years.

Further, there were no reportable events (as described under Item 304(a)(1)(v)(A)-(D) of Regulation S-K) for us within the last two fiscal years nor subsequently up to the date of the termination of MSPC.

During the two most recent fiscal years and the subsequent period through the appointment of BDO, we did not consult with BDO regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required by California law or our charter documents. However, our Board is submitting the audit committee’s selection of BDO to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Independent Registered Public Accountants’ Fees

The following table sets forth the aggregate fees billed by MSPC as described below:

Fee Category	2019	2018
Audit Fees	$150,000	$150,000
Audit-Related Fees	$58,000	$45,000
Tax Fees	$0	$0
All Other Fees	$4,000	$12,500
Total Fees	$212,000	$207,500

Audit Fees:    Audit Fees consist of fees billed for professional services performed by MSPC for the audit of our annual financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements.

Audit-Related Fees:    Audit Related Fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees:    Tax Fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred by Majesco in the fiscal years ended March 31, 2019 and March 31, 2018.

All Other Fees:    Other fees for the fiscal year ended March 31, 2019 included fees for the review and consent provided in connection with the registration statement for our February 2019 rights offering. Other fees for the fiscal year ended March 31, 2018 included fees for comfort letters such as the comfort letters issued in connection with the qualified institutional placement by Majesco Limited in January 2018.

The audit committee has considered the services listed above to be compatible with maintaining MSPC’s independence.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, as amended, our audit committee charter requires the audit committee to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm, including the review and approval in advance of our independent registered public accounting firm’s annual engagement letter and the proposed fees contained therein. The audit committee has the ability to delegate the authority to pre-approve non-audit services to one or more designated members of the audit committee. If such authority is delegated, such delegated members of the audit committee must report to the full audit committee at the next audit committee meeting all items pre-approved by such delegated members. In the fiscal years ended March 31, 2019 and March 31, 2018, all of the services performed by our independent registered public accounting firm were pre-approved by the audit committee.

Recommendation of our Board

Our Board recommends a vote “FOR” the ratification of the selection of BDO as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the Record Date by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;

•        each of our directors and director nominees;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

The percentage ownership information is based on 42,934,765 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director or director nominee, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Majesco, 412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater shareholders:
Majesco Limited(1)	30,111,234	70.13%
Mastek Limited(2)	5,044,875	11.75%
Directors and Named Executive Officers:
Ketan Mehta(3)	205,521	*
James Miller	0	0%
Manish D. Shah(4)	340,914	*
Dr. Arun K. Maheshwari(5)	308,782	*
Earl Gallegos(6)	146,456	*
Sudhakar Ram	0	0%
Robert P. Restrepo, Jr.(7)	107,499	*
Rajesh Hukku(8)	16,666	*
Adam Elster	0	0%
All executive officers and directors as a group (12 persons)(9)	1,494,993	3.40%

____________

*        Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)      Majesco Limited is a public limited company domiciled in India whose equity shares are listed on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited. As of the Record Date 61.33% of the total capitalization of Majesco Limited is held by public shareholders, while approximately 38.67% is held by individual promoters and their family members as follows: (i) Sudhakar Ram: 6.68%; (ii) Girija Ram Family Trust I: 1.76%; (iii) Ashank Desai: 12%; (iv) Ketan Mehta: 11.29%; and (v) Radhakrishnan Sundar: 6.93%. No promoter, individually or with his family, holds the power to vote or dispose of the shares of Majesco owned by Majesco Limited or control over Majesco Limited. The address of Majesco Limited is MNDC, MBP-P-136, Mahape, Navi, Mumbai 400 710, Maharashtra, India.

(2)      Mastek Limited is a publicly traded company in India. Approximately 54.32% of the total capitalization of Mastek Limited is held by public shareholders, while approximately 45.68% is held by individual promoters and their family members as follows: (i) Sudhakar Ram: 7.74%; (ii) Ram Family Trust I – 4.17%; (iii) Ashank Desai: 14.21%; (iv) Ketan Mehta: 11.52%; and (iv) Radhakrishnan Sundar: 8.04%. No promoter, individually or with his family, holds the power to vote or dispose of the shares of Majesco owned by Mastek Limited or control over Mastek Limited. Mastek Limited’s interest in Majesco is held indirectly through Mastek Limited’s wholly owned subsidiary Mastek UK. The corporate office address of Mastek Limited is Unit 106, SDF 4, SEEPZ, Andheri (East), Mumbai 400 096, Maharashtra, India.

(3)      Includes 189,167 shares of our common stock subject to options exercisable within 60 days of the Record Date.

(4)      Includes 222,397 shares of our common stock subject to options exercisable within 60 days of the Record Date.

(5)      Includes 102,920 shares held by the Vijaylakshmi Maheshwari Trust and 153,333 shares of our common stock subject to options exercisable within 60 days of the Record Date.

(6)      Includes 65,832 shares of our common stock subject to options exercisable within 60 days of the Record Date.

(7)      Includes 57,499 shares of our common stock subject to options exercisable within 60 days of the Record Date.

(8)      Includes 16,666 shares of our common stock subject to options exercisable within 60 days of the Record Date.

(9)      Includes 1,074,049 shares of common stock which the directors and executive officers have the right to acquire upon the exercise of stock options exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and executive officers in preparing and filing such reports with the SEC. To our knowledge, based solely on our review of copies of the reports received by us, all such Section 16(a) filing requirements were met , with the exception of the late filing of one Statement of Changes in Beneficial Ownership on Form 4 as set forth below:

•        Mallinath Sengupta failed to report one transaction on time on a Form 4.

SECURITIES AUTHORIZED FOR
ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans as of March 31, 2019

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Majesco 2015 Equity Incentive Plan	3,659,267		$5.71	2,081,983
Majesco Employee Stock Purchase Plan	$0	(1)	$0	1,876,787
Equity compensation plans not approved by security holders	—		—	—
Total	3,659,267		$5.71	3,958,770

____________

(1)      This amount excludes purchase rights under the Majesco Employee Stock Purchase Plan.

Majesco does not have any equity compensation plan that has not been approved by shareholders.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020
ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders intended to be presented at our 2020 annual meeting of shareholders must be received by us no earlier than May 12, 2020 and no later than June 11, 2020, in order to be included in our proxy statement and form of proxy relating to the 2020 annual meeting of shareholders; provided, however, if the date of the 2020 annual meeting of shareholders is changed by more than 60 days from the anniversary of 2019 Annual Meeting, the deadline for such proposals will be not later than the close of business on the tenth day following the date on which public disclosure of the date of the 2020 annual meeting is made or given to shareholders. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our Board and other matters that shareholders wish to present for action at an annual meeting (other than those to be included in our proxy statement for which the deadline is as set forth above). In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of shareholders. Therefore, to be presented at our 2020 annual meeting of shareholders, such a proposal must be received by us no earlier than May 12, 2020 and no later than June 11, 2020. However, if the date of the annual meeting is on a date that differs by more than 60 calendar days from the previous year’s annual meeting of shareholders, notice must be received not later than the close of business on the tenth day following the date on which public disclosure of the date of the annual meeting is made or given to shareholders.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2020 annual meeting of shareholders. Shareholders are advised to review our bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Majesco
412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960
Attention: Corporate Secretary

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple shareholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered shareholders and beneficial owners of shares held in street name.

Registered Shareholders

If you are a registered shareholder and have consented to householding, then we will deliver or mail one Notice or set of our proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (973) 461-5200 or by mail at 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice to a shareholder at a shared address to which a single copy of the documents was delivered.

If you are a registered shareholder who has not consented to householding, then we will continue to deliver or mail Notices or copies of our proxy materials, as applicable, to each registered shareholder residing at the same address. You may elect to participate in householding and receive only one Notice or set of proxy materials, as applicable, for all registered shareholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Shareholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

ANNUAL REPORT

This proxy statement is accompanied by our 2019 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended March 31, 2019. The 2019 Form 10-K includes our audited financial statements. We have filed the 2019 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.majesco.com. In addition, upon written request to the Company’s Corporate Secretary at 412 Mount Kemble Ave., Suite 110C, Morristown, NJ 07960, we will mail a paper copy of our 2019 Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the shareholders at the 2019 Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign and return the proxy card.

MAJESCO

Proxy for Annual Meeting of Shareholders on September 9, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Adam Elster, Wayne Locke and Lori Stanley, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Majesco, to be held at 11:00 AM Eastern Daylight Time on September 9, 2019 at the offices of Majesco, 412 Mount Kemble Avenue, Suite 110C, Morristown, NJ 07960 and at any adjournments or postponements thereof. For directions to the meeting, please contact the company at 973-461-5200.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

MAJESCO

September 9, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, Annual Report and proxy card are available at http://www.astproxyportal.com/ast/20143/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00003333333330000000 1 090919

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

Nominees	FOR	AGAINST	ABSTAIN
Ketan Mehta	☐	☐	☐
Adam Elster	☐	☐	☐
Earl Gallegos	☐	☐	☐
Rajesh Hukku	☐	☐	☐
Carolyn Johnson	☐	☐	☐
Dr. Arun K. Maheshwari	☐	☐	☐
Sudhakar Ram	☐	☐	☐
Robert P. Restrepo Jr.	☐	☐	☐

2. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2020. ☐ FOR ☐ AGAINST ☐ ABSTAIN

Note: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "FOR" the election of the nominees listed under proposal 1 and "FOR" Proposal 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.